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                             Contribution Agreement

                                  By and Among

                     Liberty Digital, Inc., DMX Music, Inc.,
                   AEI Music Network, Inc., Michael J. Malone
                                       and
                            Maxide Acquisition, Inc.


                            Dated as of May 17, 2001

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                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS.......................................................    1

SECTION 2.  TRANSACTION STEPS.................................................   10
      2.1   Obligation to Consummate Transactions.............................   10
      2.2   The Contribution and LDIG Share Issuance..........................   10
      2.3   The Share Exchange................................................   11
      2.4   Cancellation of AEI Stock Options.................................   12
      2.5   Alliance and Schroder Redemptions; DuKane Contribution............   12
      2.6   Contribution to AEI...............................................   12
      2.7   Effective Time....................................................   12
      2.8   AEI Shareholder Representative; Power of Attorney.................   13

SECTION 3.  REPRESENTATIONS AND WARRANTIES....................................   15
      3.1   Representations and Warranties of LDIG............................   15
            3.1.1   Organization of LDIG and Maxide...........................   15
            3.1.2   Authorization of Transaction..............................   15
            3.1.3   Noncontravention..........................................   15
            3.1.4   Brokers' Fees.............................................   16
            3.1.5   Ownership of Maxide; No Prior Activities; Assets of Maxide   16
      3.2   Representations and Warranties of AEI.............................   16
            3.2.1   Organization, Qualification and Corporate Power...........   17
            3.2.2   AEI Shares and AEI Shareholders...........................   17
            3.2.3   Authorization of Transaction..............................   18
            3.2.4   Noncontravention..........................................   19
            3.2.5   Title to Assets...........................................   19
            3.2.6   Subsidiaries..............................................   19
            3.2.7   Financial Statements......................................   19
            3.2.8   Events Subsequent to Most Recent Fiscal Month End.........   20
            3.2.9   Undisclosed Liabilities...................................   22
            3.2.10  Legal Compliance..........................................   22
            3.2.11  Taxes.....................................................   22
            3.2.12  Real Property.............................................   25
            3.2.13  Intellectual Property.....................................   26
            3.2.14  Tangible Assets...........................................   26
            3.2.15  Contracts.................................................   27
            3.2.16  Powers of Attorney........................................   28
            3.2.17  Insurance.................................................   28
            3.2.18  Litigation................................................   28
            3.2.19  Licenses and Permits......................................   29
            3.2.20  Consents..................................................   29
            3.2.21  Employees.................................................   29
            3.2.22  Employee Benefits.........................................   30
            3.2.23  Guaranties................................................   31
            3.2.24  Environment, Health and Safety............................   31
            3.2.25  Customers.................................................   32


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
            3.2.26  Relationships with Customers and Suppliers................   32
            3.2.27  Employee and Shareholder Indebtedness.....................   33
            3.2.28  Product Liability.........................................   33
            3.2.29  Change in Control.........................................   33
            3.2.30  Brokers' Fees.............................................   33
      3.3   Representations and Warranties Concerning DMX.....................   33
            3.3.1   Organization, Qualification and Corporate Power...........   33
            3.3.2   Capitalization............................................   34
            3.3.3   Authorization of Transaction..............................   34
            3.3.4   Noncontravention..........................................   34
            3.3.5   Title of Assets...........................................   35
            3.3.6   Subsidiaries..............................................   35
            3.3.7   Financial Statements......................................   35
            3.3.8   Events Subsequent to Most Recent Fiscal Month End.........   35
            3.3.9   Undisclosed Liabilities...................................   38
            3.3.10  Legal Compliance..........................................   38
            3.3.11  Taxes.....................................................   38
            3.3.12  Real Property.............................................   41
            3.3.13  Intellectual Property.....................................   42
            3.3.14  Tangible Assets...........................................   42
            3.3.15  Contracts.................................................   42
            3.3.16  Powers of Attorney........................................   44
            3.3.17  Insurance.................................................   44
            3.3.18  Litigation. ..............................................   44
            3.3.19  Licenses and Permits......................................   44
            3.3.20  Consents..................................................   45
            3.3.21  Employees.................................................   45
            3.3.22  Employee Benefits.........................................   45
            3.3.23  Guaranties................................................   47
            3.3.24  Environment, Health and Safety............................   47
            3.3.25  Customers.................................................   47
            3.3.26  Relationships with Customers and Suppliers................   48
            3.3.27  Employee and Shareholder Indebtedness.....................   48
            3.3.28  Product Liability.........................................   48
            3.3.29  Change in Control.........................................   48
            3.3.30  Brokers' Fees.............................................   49

SECTION 4.  COVENANTS.........................................................   49
      4.1   Pre-Closing Covenants.............................................   49
            4.1.1   AEI Shareholders Meeting..................................   49
            4.1.2   Notices and Consents......................................   49
            4.1.3   Equity Interests and Ownership Interests..................   49
            4.1.4   Continuity and Maintenance of Operations..................   49
            4.1.5   No Violations of Representations and Warranties...........   50
            4.1.6   Malone Covenants. ........................................   50
            4.1.7   Maxide Debt...............................................   50
            4.1.8   Pre-Closing Debt Levels of AEI, Maxide and DMX............   51


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
      4.2   Post-Closing Covenants............................................   51
            4.2.1   Tax Matters...............................................   51
            4.2.2   Payments to Former Stockholders of Xtra Music Limited.....   52
            4.2.3   Post-Closing Dissenters' Payments.........................   52
      4.3   Accounting Treatment..............................................   52
      4.4   Post-Closing Payment..............................................   52

SECTION 5.  CONDITIONS TO OBLIGATIONS OF THE CONTRIBUTING PARTIES.............   53
      5.1   Joint Conditions to Closing.......................................   53
            5.1.1   HSR Waiting Period; Government Approvals. ................   53
            5.1.2   Debt Facility.............................................   53
            5.1.3   European and Middle East Business Operations..............   53
            5.1.4   Xtra Music Limited Funding................................   53
            5.1.5   Absence of Injunctions....................................   53
            5.1.6   Dissenters' Rights........................................   53
            5.1.7   Special Power of Attorney.................................   53
      5.2   Conditions to the Obligations of AEI..............................   53
            5.2.1   Truth of Representations and Warranties...................   54
            5.2.2   Performance of Agreements.................................   54
            5.2.3   Notices and Consents......................................   54
            5.2.4   No Material Adverse Change................................   54
            5.2.5   Voting Agreement..........................................   54
            5.2.6   Stockholders Agreement....................................   54
            5.2.7   Employment Agreement......................................   54
            5.2.8   Board of Directors........................................   54
            5.2.9   Opinion Letter............................................   54
            5.2.10  DMX Officer's Certificate.................................   54
            5.2.11  Maxide Officer's Certificate..............................   55
            5.2.12  LDIG Officer's Certificate................................   55
            5.2.13  Maxide's Secretary's Certificate..........................   56
            5.2.14  DMX's Secretary's Certificate.............................   56
            5.2.15  LDIG's Secretary's Certificate............................   57
            5.2.16  Put Rights................................................   57
            5.2.17  Contribution of Xtra Music................................   57
            5.2.18  Registration Rights.......................................   57
            5.2.19  LDIG Subordinated Loan....................................   57
            5.2.20  Conversion of Intercompany Debt...........................   57
      5.3   Conditions to the Obligations of Maxide, LDIG and DMX.............   57
            5.3.1   Truth of Representations and Warranties...................   58
            5.3.2   Performance of Agreements.................................   58
            5.3.3   Notices and Consents. ....................................   58
            5.3.4   No Material Adverse Change................................   58
            5.3.5   Voting Agreement..........................................   58
            5.3.6   Stockholders Agreement....................................   58
            5.3.7   Employment Agreement......................................   58
            5.3.8   Board of Directors........................................   58
            5.3.9   Opinion Letter............................................   58


                                       iii
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
            5.3.10  AEI Officer's Certificate.................................   58
            5.3.11  AEI's Secretary's Certificate.............................   59
            5.3.12  Call Rights...............................................   59
            5.3.13  Cancellation or Exercise of Existing AEI Stock Options....   59
            5.3.14  Registration Rights.......................................   60
            5.3.15  AEI Shareholder Approval..................................   60
            5.3.16  AEI Brokers Release.......................................   60
            5.3.17  Tax Sharing Agreement.....................................   60

SECTION 6.  CLOSING...........................................................   60
      6.1   Closing...........................................................   60
      6.2   Items to be Delivered by the Contributing Parties.  ..............   60
      6.3   Items to be Delivered by Maxide. .................................   60
      6.4   Other Items to be Delivered at Closing............................   61

SECTION 7.  TERMINATION.......................................................   61
      7.1   Termination and Abandonment.......................................   61
      7.2   Effect of Termination.............................................   62
      7.3   Break-up Fee......................................................   62

SECTION 8.  SURVIVAL AND INDEMNIFICATION......................................   62
      8.1   Survival..........................................................   62
      8.2   Indemnification...................................................   63
      8.3   Threshold and Limitations. .......................................   64
      8.4   Claim Settlements.................................................   65
      8.5   Procedure for Indemnification.....................................   67
      8.6   Remedies; Specific Performance....................................   69
      8.7   Issuance of Additional Shares of Maxide Common Stock..............   69

SECTION 9.  MISCELLANEOUS.....................................................   70
      9.1   Notices. .........................................................   70
      9.2   Expenses..........................................................   71
      9.3   Modification; Waiver..............................................   71
      9.4   Headings..........................................................   71
      9.5   Assignment........................................................   71
      9.6   Counterparts......................................................   71
      9.7   Additional Documents..............................................   71
      9.8   Other. ...........................................................   71
      9.9   Governing Law.....................................................   72
      9.10  Interpretation....................................................   72
      9.11  Confidentiality...................................................   72
      9.12  Severability......................................................   72
      9.13  Malone's Execution Agreement......................................   72
      9.14  Deliveries to LDIG................................................   72



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
EXHIBITS

EXHIBIT A    FORM OF PROMISSORY NOTE.....................................    A-1

EXHIBIT B    FORM OF REGISTRATION RIGHTS AGREEMENT.......................    B-1

EXHIBIT C    FORM OF VOTING AGREEMENT....................................    C-1

EXHIBIT D    FORM OF STOCKHOLDERS' AGREEMENT.............................    D-1

EXHIBIT E    FORM OF PUT AND CALL AGREEMENT..............................    E-1

EXHIBIT F    FORM OF MALONE EMPLOYMENT AGREEMENT.........................    F-1

EXHIBIT G    FORM OF TROXEL EMPLOYMENT AGREEMENT.........................    G-1

EXHIBIT H    FORM OF AEI STOCK OPTION CANCELLATION AGREEMENT.............    H-1

EXHIBIT I    FORM OF LDIG PROMISSORY NOTE................................    I-1

EXHIBIT J    LIST OF BOARD MEMBERS OF MAXIDE ACQUISITION, INC.,
             DMX MUSIC, INC. AND AEI MUSIC NETWORK, INC..................    J-1

EXHIBIT K    XTRA MUSIC LIMITED BUSINESS PLAN............................    K-1

EXHIBIT L    MAXIDE ACQUISITION, INC. ORGANIZATIONAL DOCUMENTS...........    L-1

EXHIBIT M    FORM OF LETTER AGREEMENT REGARDING OPTIONS
             GRANTED TO LIBERTY DIGITAL, INC.............................    M-1


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
AEI DISCLOSURE SCHEDULE

3.2.1(a)     Foreign Qualifications
3.2.1(b)     AEI Directors and Officers
3.2.2(a)     Outstanding Capital Stock
3.2.2(b)     Shareholders to be Redeemed
3.2.2(c)     Options, Warrants and Purchase Rights
3.2.2(d)     Shareholders
3.2.2(e)     Shareholder Agreements
3.2.3        Required Filings or Notices with Governmental Authorities
3.2.4        Violations of Law and Defaults
3.2.5        Liens; Assets Not Owned
3.2.6        Subsidiaries
3.2.8        Events Outside the Ordinary Course of AEI's Business Since June 30, 2000
3.2.9        Undisclosed Liabilities
3.2.11(a)    Tax Issues
3.2.11(b)    Audited Tax Returns
3.2.11(c)    Notices Regarding Tax Returns
3.2.11(d)    Tax Sharing or Indemnification Agreements
3.2.11(e)    Affiliated Group Membership
3.2.11(f)    Excess Parachute Payments
3.2.11(g)    Partnerships and Joint Ventures for Tax Purpose
3.2.11(h)    Foreign Person Shareholders
3.2.11(i)    Accounting Method Changes
3.2.11(j)    Tax Exempt or Limited Use Property
3.2.12       Real Property Owned, Leased or Subleased
3.2.13(a)    Missing Intellectual Property Rights/Protection of Rights
3.2.13(b)    Material Infringement of Third Party Intellectual Property Rights
3.2.13(c)    AEI Patents
3.2.14       Problems with Tangible Assets
3.2.15       Material Contracts
3.2.16       Powers of Attorney
3.2.17       AEI Insurance Policies
3.2.18       Litigation
3.2.19       Missing Licenses and Permits
3.2.20       Required Consents
3.2.21       Terminating Employees and Other Labor Matters
3.2.22       Employee Benefit Plans
3.2.22(a)    AEI Employee Benefit Plans Not in Compliance
3.2.22(b)    Unqualified AEI Employee Benefit Plans
3.2.23       AEI Guaranties
3.2.26       Difficulties with Material Customers or Suppliers
3.2.27       Shareholder, Director and Employee Indebtedness to AEI
3.2.29       Change in Control Payments Due
3.2.30       Broker's Fees

DMX DISCLOSURE SCHEDULE

3.3.1(a)     Foreign Qualifications
3.3.1(b)     DMX Directors and Officers
3.3.3        Required Filings or Notices with Governmental Authorities
3.3.4        Violations of Law and Defaults
3.3.5        Liens; Assets Not Owned
3.3.6        Subsidiaries
3.3.8        Events Outside the Ordinary Course of DMX's Business Since June 30, 2000
3.3.9        Undisclosed Liabilities
3.3.11(a)    Overdue Tax Returns and Tax Payments
3.3.11(b)    Audited Tax Returns
3.3.11(c)    Notices Regarding Tax Returns
3.3.11(d)    Tax Sharing or Indemnification Agreements
3.3.11(e)    Affiliated Group Membership
3.3.11(f)    Partnerships for Tax Purposes
3.3.11(g)    Accounting Method Changes
3.3.11(h)    Tax Exempt or Limited Use Property
3.3.12       Real Property Owned, Leased or Subleased
3.3.13(a)    Missing Intellectual Property Rights/Protection of Rights
3.3.13(b)    Material Infringement of Third Party Intellectual Property Rights
3.3.13(c)    DMX Patents
3.3.14       Problems with Tangible Assets
3.3.15       Contracts
3.3.17       DMX Insurance Policies
3.3.18       Litigation
3.3.19       Missing Licenses and Permits
3.3.20       Required Consents
3.3.22       Employee Benefit Plans
3.3.23       DMX Guaranties
3.3.26       Difficulties with Material Customers or Suppliers
3.3.27       Shareholder, Director and Employee Indebtedness to DMX
3.3.29       Change in Control

                             CONTRIBUTION AGREEMENT


                  This Contribution Agreement (this "Agreement") is made as of May 17, 2001 by and among Liberty Digital, Inc., a Delaware corporation ("LDIG"), DMX Music, Inc., a Delaware corporation ("DMX"), AEI Music Network Inc., a Washington corporation ("AEI"), Michael J. Malone ("Malone") and Maxide Acquisition, Inc., a Delaware corporation ("Maxide").

                                    RECITALS

                  A. LDIG directly owns 1,000 shares of DMX (the "DMX Equity Interest"), which constitutes, and at the Closing will constitute, 100% of the outstanding capital stock of DMX.

                  B. The Remaining AEI Shareholders (as defined below) will, at the Closing, own all of the outstanding capital stock of AEI (the "AEI Equity Interest").

                  C. LDIG desires to contribute the DMX Equity Interest to Maxide in exchange for capital stock of Maxide (the "Contribution"), and AEI desires to effect a share exchange pursuant to which the AEI Equity Interest will be exchanged for the consideration specified in Section 2.3 hereof (the "Share Exchange") each in accordance with the terms set forth in this Agreement. The Parties intend that the Contribution, the Share Exchange and the Subsequent Contribution qualify as exchanges governed by Section 351 of the Code.

                  D. Maxide desires to accept the Contribution and Share Exchange, and, in consideration thereof, Maxide desires to issue shares of Maxide Common Stock, par value $0.001 per share (the "Maxide Common Stock"), to LDIG and, together with the AEI Cash Consideration and the Promissory Notes, to the Remaining AEI Shareholders in accordance with the terms of this Agreement.

                                   AGREEMENTS

                  In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                             SECTION 1. DEFINITIONS

                  As used in this Agreement, terms with initial capital letters that are not otherwise defined will have the meanings ascribed to them below, unless the context clearly requires otherwise:

                  AAA Rules has the meaning set forth in Section 8.5(ii).

                  AEI Cash Consideration means (x) $42.4 million plus an amount equal to any amounts received by AEI, from the date hereof through the Closing Date, upon exercise of any outstanding warrants or stock options issued by AEI, less (y) the sum of (i) the cash payments that are required to be made to Alliance, DuKane and SSB at the Closing, pursuant to the terms of the Alliance Stock Redemption Agreement, the DuKane Contribution Agreement and the Schroder Warrant Redemption Agreement, respectively; (ii) all amounts payable at Closing to AEI Stock Optionholders pursuant to the Stock Option Cancellation Agreements executed by AEI prior to the Closing; (iii) the amount established by AEI and Maxide, pursuant to the terms of Section 2.3, as the fair value per each share of AEI Common Stock, immediately prior to the consummation of the Share Exchange, multiplied by the number of AEI Shareholders who exercise and perfect their dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act and (iv) the amount of any brokerage fee in excess of $1,700,000 paid or payable by AEI in connection with the consummation of the transactions contemplated by this Agreement.

                  AEI Common Stock means the Class A Common Stock, no par value, of AEI.

                  AEI Disclosure Schedule has the meaning set forth in Section 3.2.

                  AEI Dissenting Shareholders means those AEI shareholders that elect to perfect their dissenters' rights under Chapter 23B.13 of the Revised Code of Washington by, among other procedures, providing to AEI notice of intent to demand payment for the shares and not voting in favor of the Share Exchange.

                  AEI Employee Benefit Plan has the meaning set forth in Section 3.2.22(i).

                  AEI ERISA Affiliate has the meaning set forth in Section 3.2.22(iii).

                  AEI Equity Interest has the meaning set forth in Recital B.

                  AEI Financial Statements has the meaning set forth in Section 3.2.7.

                  AEI Indemnified Parties has the meaning set forth in Section 8.2(i).

                  AEI Indemnifying Parties has the meaning set forth in Section 8.2(ii).

                  AEI Maxide Stock Consideration means those shares of Maxide Common Stock to be issued to the Remaining AEI Shareholders at the Closing pursuant to Section 2.3, together with the additional shares of Maxide Common Stock, if any, issuable to them pursuant to Section 8.4(iv).

                  AEI Required Consents has the meaning set forth in Section 3.2.20.

                  AEI Residual Claim has the meaning set forth in Section 8.4(iii).

                  AEI Shareholder Representative has the meaning set forth in
Section 2.8.

                  AEI Shareholders means all of the Persons holding outstanding capital stock of AEI as of the date of this Agreement, as set forth in Section
3.2.2 of the AEI Disclosure Schedule.

                  AEI Stock Consideration means 261,360 shares of Maxide Common Stock less those number of shares of the Maxide Common Stock to be issued by Maxide under the DuKane Contribution Agreement.

                  AEI Stock Option Plan means the AEI Music Network Inc. Stock Option Plan, as in effect on the date hereof.

                  AEI Stock Options means all of the stock options to purchase AEI Common Stock that have been issued, and as of the date hereof are outstanding, under the AEI Stock Option Plan.

                  AEI Stock Optionholders means all of the Persons who, as of the date hereof, have options to purchase AEI Common Stock.

                  Affiliate means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with, such first Person.

                  Alliance means Equitable Capital Private Income and Equity Partnership II L.P.

                  Alliance Stock Redemption Agreement means that certain Stock Redemption Agreement dated as of December 7, 2000 between Alliance and AEI.

                  Articles of Share Exchange has the meaning set forth in
Section 2.3.

                  Business Day means any day other than a Saturday or Sunday or a day on which banks in Seattle, Washington or Denver, Colorado are authorized to be closed.

                  Claim Notice has the meaning set forth in Section 8.5(i).

                  Claims has the meaning set forth in Section 8.3(i).

                  Closing means the consummation of the Contribution, the Share Exchange and the other transactions that are to be consummated on the Closing Date, as set forth in this Agreement.

                  Closing Date has the meaning set forth in Section 6.1.

                  Code has the meaning set forth in Section 3.2.11(iii).

                  Confidential Information means any information concerning the businesses and affairs of Maxide, LDIG, AEI, DMX or any of their Subsidiaries that is not generally available to the public.

                  Consenting AEI Shareholders means those Remaining AEI Shareholders who vote in favor of the Share Exchange.

                  Contest Notice has the meaning set forth in Section 8.5(ii).

                  Contributing Parties means, collectively, LDIG and AEI.

                  Contribution means LDIG's contribution of the DMX Equity Interest to Maxide as required by Section 2.2.

                  Control means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by the ownership of voting securities, by contract or otherwise.

                  DMX Disclosure Schedule has the meaning set forth in Section 3.3.

                  DMX Employee Benefit Plan has the meaning set forth in Section 3.3.22(i).

                  DMX ERISA Affiliate has the meaning set forth in Section 3.3.22(iii).

                  DMX Equity Interest has the meaning set forth in Recital A.

                  DMX Financial Statements has the meaning set forth in Section 3.3.7.

                  DMX Required Consents has the meaning set forth in Section 3.3.20.

                  DMX Shares means the common stock, no par value, of DMX.

                  DuKane means Michael DuKane and Gale DuKane, husband and wife.

                  DuKane Contribution Agreement means that certain Stock Contribution and Settlement Agreement dated as of May 17, 2001 between AEI, Maxide and DuKane.

                  ERISA means the Employee Retirement Income Security Act of 1974, as amended.

                  Effective Time has the meaning set forth in Section 2.7.

                  Employee Benefit Plan means any (a) Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan or
(c) other material fringe benefit plan or program.

                  Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).

                  Employee Pension Benefit Plan has the meaning set forth in ERISA Section 3(2).

                  Environmental, Health and Safety Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

                  Extremely Hazardous Substances has the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  Fiduciary has the meaning set forth in ERISA Section 3(21).

                  GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.

                  Governmental Authority means (a) the United States of America,
(b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof or (d) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  HSR means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  Indemnified Parties has the meaning set forth in Section
8.3(i).

                  Intellectual Property means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and
(h) all copies and tangible embodiments thereof (in whatever form or medium).

                  IRS means the United States Internal Revenue Service.

                  Knowledge of LDIG, AEI or DMX means matters actually known by the officers of LDIG, AEI or DMX and matters that an individual in the position of any of the officers of LDIG, AEI or DMX, in light of all of the relevant circumstances, reasonably would be expected to know after due inquiry.

                  LDIG Indemnified Parties has the meaning set forth in Section 8.2(ii).

                  LDIG Indemnifying Parties has the meaning set forth in Section 8.2(i).

                  LDIG Residual Claim has the meaning set forth in Section 8.4(iv).

                  LDIG Share Issuance has the meaning set forth in Section 2.2.

                  Letter Agreement means that certain Letter Agreement (including the accompanying Summary of Terms) dated September 22, 2000 between AEI, Malone, DMX and LDIG, as amended.

                  Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

                  Licenses and Permits has the meaning set forth in Section 3.2.19.

                  Losses has the meaning set forth in Section 8.2(i).

                  Malone Employment Agreement means the employment agreement between Maxide and Malone, substantially in the form of Exhibit F.

                  Material Adverse Effect means, with respect to any Person, any event, change or effect that (individually or when aggregated with other such events, changes or effects affecting such Person) is materially adverse to the business, properties, operations or condition (financial or otherwise) of such Person, other than any such event, change or effect arising out of or resulting from general business or economic conditions or from changes in or affecting the subscription music industry generally.

                  Maxide Common Stock has the meaning set forth in Recital D.

                  Maxide Indemnified Parties has the meaning set forth in
Section 8.2.

                  Most Recent AEI Balance Sheet means the balance sheet contained within the Most Recent AEI Financial Statements.

                  Most Recent AEI Financial Statements has the meaning set forth in Section 3.2.7.

                  Most Recent DMX Balance Sheet means the balance sheet contained within the Most Recent DMX Financial Statements.

                  Most Recent DMX Financial Statements has the meaning set forth in Section 3.3.7.

                  Most Recent Fiscal Month End has the meaning set forth in
Section 3.2.7.

                  Multiemployer Plan has the meaning set forth in ERISA Section 3(37).

                  Ordinary Course of Business means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  Organizational Documents means, with respect to each specified entity, such entity's articles of incorporation and bylaws (or to the extent that such entity is not organized as a corporation, similar charter documents).

                  PBGC means the Pension Benefit Guaranty Corporation.

                  Parties means, collectively, LDIG, DMX, AEI, Malone and
Maxide.

                  Person means a human being or a corporation, general or limited partnership, limited or unlimited liability company, trust, association, unincorporated organization, Governmental Authority or other entity.

                  Pixel Claims has the meaning set forth in Section 8.2.

                  Pro Rata Share means, with respect to each Remaining AEI Shareholder, a fraction whose numerator is the total number of shares of AEI Common Stock owned by such Remaining AEI Shareholder immediately prior to the Effective Time and whose denominator is the aggregate number of shares of AEI Common Stock owned by all Remaining AEI Shareholders immediately prior to the Effective Time.

                  Prohibited Transactions has the meaning set forth in ERISA
Section 406 and Code Section 4975.

                  Promissory Notes means the promissory notes to be issued to each of the Remaining AEI Shareholders, as provided in Section 2.3, as additional consideration for contributing their AEI

Common Stock to Maxide in connection with the Share Exchange. Each note is to be in the form attached hereto as Exhibit A.

                  Put and Call Agreement means the agreement for put and call rights between LDIG, Maxide and the Remaining AEI Shareholders, substantially in the form of Exhibit E.

                  Registration Rights Agreement means that certain Registration Rights Agreement between Maxide, the Remaining AEI Shareholders and LDIG, substantially in the form attached hereto as Exhibit B.

                  Related Corporation means, in relation to a given entity, a corporation that owns with respect to such entity, or such entity owns with respect to such corporation, directly or indirectly, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of stock. For this purpose:

                  (i) a corporation will be treated as owning any stock owned, directly or indirectly, by a person or entity that directly or indirectly owns 5% or more of its stock;

                  (ii) a corporation will be treated as owning stock owned, directly or indirectly, by (A) a non-corporate entity in which such corporation owns, directly or indirectly, an interest and
                  (B) any corporation in which such corporation owns, directly or indirectly, a 5% or greater interest and

                  (iii) except as described in (i) or (ii) above, the indirect ownership of stock by a person or entity includes (1) any stock that is owned directly or indirectly by a subsidiary entity, (2) any stock that may be acquired pursuant to the exercise of options, (3) in the case of an individual, stock owned directly or indirectly by members of such individual's family and (4) in the case of an entity, any stock owned directly or indirectly by an owner of such entity.

                  Remaining AEI Shareholders means all Persons who own capital stock of AEI immediately prior to consummating the Share Exchange, other than those AEI Shareholders whose shares are being redeemed in conjunction with Closing and those AEI Shareholders exercising dissenters' rights with respect to their shares.

                  Schroder Warrant Redemption Agreement means that agreement, dated as of April 2, 2001, among AEI, Wertheim Schroder & Co., Inc. ("Schroder") and Salomon Smith Barney, Inc. ("SSB"), providing for the transfer to SSB of that certain Warrant issued by AEI to Schroder on September 3, 1993 and the subsequent redemption of the Warrant held by SSB.

                  SEC means the Securities and Exchange Commission.

                  Securities Act means the Securities Act of 1933, as amended.

                  Security Interest means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  Settlement Date has the meaning set forth in Section 8.4(i).

                  Share Exchange means the exchange of AEI capital stock by the Remaining AEI Shareholders for the consideration itemized in Section 2.3 to be granted by Maxide. Such Share Exchange is to be effectuated pursuant to the terms of this Agreement and to be accomplished in accordance with the provisions of Chapter 23B.11 of the Washington Business Corporation Act.

                  Stockholders Agreement means the agreement between Maxide, LDIG and certain of the AEI Shareholders, substantially in the form of Exhibit D.

                  Stock Option Cancellation Agreement means each of the Stock Option Cancellation Agreements (substantially in the form attached hereto as Exhibit H), that AEI enters into with the AEI Stock Optionholders prior to the Closing.

                  Subsidiary means, with respect to any Person, any other Person that such Person Controls and in which a majority of the outstanding common stock, in the case of a corporation, or, in the case of a Person that is not a corporation, a majority of the ownership interests, are owned, directly, or indirectly, by such Person, including with respect to such Person, any other Person that pursuant to the preceding clause would be a Subsidiary of any other Subsidiary.

                  Subsequent Contribution has the meaning set forth in Section 2.6.

                  Survival Period has the meaning set forth in Section 8.1.

                  Tax or Taxes shall mean (A) all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

                  Tax Return means any return, declaration, report, claim for refund, separate election, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  Tax Survival Period has the meaning set forth in Section 8.1.

                  Third Party Claim has the meaning set forth in Section 8.5(i).

                  Threshold has the meaning set forth in Section 8.3(i)

                  Transaction Documents means the Registration Rights Agreement, the Promissory Notes, the Voting Agreement, the Stockholders Agreement, the Malone Employment Agreement, the Troxel Employment Agreement, the Put and Call Agreement and any and all other documents, instruments and agreements to be executed and delivered pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement.

                  Troxel Employment Agreement means the employment agreement between Maxide and Lon A. Troxel, substantially in the form of Exhibit G.

                  Voting Agreement means the agreement between LDIG, certain of the AEI Shareholders and Maxide, substantially in the form of Exhibit C.

                          SECTION 2. TRANSACTION STEPS

                  Subject to the terms and conditions set forth in this Agreement, the Parties agree as follows:

                  2.1 OBLIGATION TO CONSUMMATE TRANSACTIONS. The obligation of the Parties to consummate each of the transfers, contributions and exchanges set forth in this Section 2 is subject to the consummation of each other transfer, contribution and exchange and the consummation of the Contribution and Share Exchange at the Closing.

                  2.2 THE CONTRIBUTION AND LDIG SHARE ISSUANCE. Subject to the terms and conditions of this Agreement, at the Effective Time, LDIG will contribute, free and clear of all liens, encumbrances and adverse claims, the DMX Equity Interest to Maxide in exchange for the issuance by Maxide of 337,640 shares of Maxide Common Stock to LDIG (the "LDIG Share Issuance"). Subsequent to the Closing, the number of shares of Maxide Common Stock issuable to LDIG may be increased as provided in Section 8.4(iv)(B).

                  2.3 THE SHARE EXCHANGE. Subject to the terms and conditions of this Agreement, at the Effective Time, Maxide and AEI will effectuate the Share Exchange, pursuant to which all the issued and outstanding shares of AEI Common Stock held of record by the Remaining AEI Shareholders, immediately prior to the Closing shall be automatically exchanged for the right of each of the Remaining AEI Shareholders to receive from Maxide:

                           (i)      its Pro Rata Share of the AEI Cash
Consideration;

                           (ii)     its Pro Rata Share of the AEI Stock
Consideration; provided, however, that notwithstanding the foregoing, Maxide will not issue any fractional shares of Maxide Common Stock to the Remaining AEI Shareholders, and any fractional shares otherwise issuable to such Remaining AEI Shareholders pursuant to the preceding sentence will be rounded upward or downward to the nearest round number; and

                           (iii)    a Promissory Note substantially in the form
of Exhibit A attached hereto dated as of the Closing Date with a maximum principal balance equal to $10 million multiplied by its Pro Rata Share.

                  The Share Exchange is to be effectuated by Maxide and AEI pursuant to and in accordance with the terms of Chapter 23B.11, and other applicable provisions, of the Washington Business Corporation Act. Upon the effectiveness of the Share Exchange, Maxide shall be deemed, for all purposes, to be the holder of record of all the issued and outstanding shares of AEI Common Stock, and the delivery of certificates executed in blank or certificates accompanied by assignments separate from certificates executed by such Remaining AEI Shareholders, representing all of the AEI Common Stock, shall not be necessary to vest in Maxide all right, title and interest in the AEI Common Stock.

                  AEI Shareholders who disapprove of the Share Exchange and who properly perfect their right to dissent under Chapter 23B.13 of the Washington Business Corporation Act are entitled to receive in cash an amount equal to the fair value of such dissenting Shareholders' shares. No later than ten (10) days prior to the Closing, AEI will advise Maxide as to the AEI Board of Directors' estimate of the fair value for each share of outstanding AEI Common Stock, together with an explanation of how AEI estimated such fair value. Such fair value means, as required by applicable Washington law, the value of the shares of the AEI Common Stock immediately before the effective date of the Share Exchange, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable. Such fair value determination will, for all purposes, be determinative, unless Maxide objects thereto, in which event AEI and Maxide will confer to determine jointly such fair value.

                  The Parties agree that the Share Exchange contemplated by this
Section 2.3 shall be effectuated, at the Effective Time, pursuant to a plan of share exchange and accompanying articles of share exchange (together, the "Articles of Share Exchange") consistent with the terms of this Agreement and approved by counsel for AEI and LDIG, which are in accordance with applicable provisions of the Washington Business Corporation Act. Such Articles of Share Exchange shall be filed with the Secretary of State of the State of Washington together with any other filings and recordings required by Washington law in connection with the Share Exchange.

                  2.4 CANCELLATION OF AEI STOCK OPTIONS. As of the date hereof, AEI has outstanding stock options permitting, under the terms of the outstanding options, the AEI Stock Optionholders to purchase 684,085 shares of AEI Common Stock. From and after the date hereof through the Closing Date (or the termination of this Agreement, if applicable) AEI will not issue any additional AEI Stock Options. In anticipation of the Closing, AEI will extend to each AEI Stock Optionholder the right to have such AEI Stock Options cancelled, in exchange for a cash payment at closing and an unfunded, unsecured contractual right to an additional deferred payment, as set forth in the AEI Stock Option Cancellation Agreement in substantially the form attached hereto as Exhibit H. AEI will, and Maxide will cause AEI to, pay any and all amounts due under the AEI Stock Option Cancellation Agreements that AEI executes prior to the Closing, such payments to be made when and as due under such agreements.

                  2.5 ALLIANCE AND SCHRODER REDEMPTIONS; DUKANE CONTRIBUTION. Prior to the Closing, AEI may agree to redeem some or all of the AEI capital stock held by Alliance and warrants originally issued to Schroder pursuant to the terms of the Alliance Stock Redemption Agreement and the Schroder Warrant Redemption Agreement, respectively. AEI and Maxide may agree with DuKane prior to the Closing regarding the contribution to Maxide of DuKane's AEI Common Stock pursuant to the DuKane Contribution Agreement. Subject to the terms and conditions of this Agreement, at the Effective Time, AEI will, and Maxide will cause AEI to, satisfy all of AEI's obligations to:

                           (i)      Redeem all of the AEI capital stock held by
Alliance pursuant to the Alliance Stock Redemption Agreement, if such agreement has been executed;

                           (ii)     Permit the contribution of, and subsequent
cancellation of, all of the AEI Common Stock held by DuKane (other than DuKane's AEI Stock Options) pursuant to the DuKane Contribution Agreement, if such agreement has been executed; and

                           (iii)    Redeem all of the Schroder Warrant
transferred to SSB to be redeemed pursuant to the Schroder Warrant Redemption Agreement, if such agreement has been executed.

                  2.6 CONTRIBUTION TO AEI. Subject to the terms and conditions of this Agreement, at the Effective Time, Maxide will contribute the DMX Equity Interest to AEI in exchange for the issuance by AEI of 2,495,354 shares of AEI Common Stock to Maxide (the "Subsequent Contribution").

                  2.7 EFFECTIVE TIME. The Parties have entered into this Agreement as a means for consolidating the businesses of AEI and DMX, and this objective is to be accomplished, as outlined in this Section 2, through a series of related steps. While these steps are to be separate and will occur in the following order, the Parties intend for all of the following steps to occur concurrently or substantially concurrently at the Closing:

                           (i)      The Contribution as required by Section 2.2;

                           (ii)     The Share Exchange required by Section 2.3;

                           (iii)    The cancellation of all unexercised AEI
Stock Options;

                           (iv)     The redemption or contribution of certain
AEI securities held by Alliance, DuKane and SSB that are to be redeemed or contributed under the Alliance Stock Redemption Agreement, the DuKane Contribution Agreement and the Schroder Warrant Redemption Agreement, respectively, as required by Section 2.5; and

                           (v)      The Subsequent Contribution as required by
Section 2.6.

                  The Parties will not proceed with the Closing until such date as all such steps can be consummated on the same day. Moreover, when Maxide and AEI execute and file Articles of Share Exchange with the Secretary of State of the State of Washington, they will provide that such Articles of Share Exchange become effective on the date designated in the Articles of Share Exchange which will be the date corresponding to the date upon which the other steps necessary to consummate the transactions contemplated by this Agreement are completed.

                  The "Effective Time" means 12:01 a.m. pacific time on the date on which all of the steps outlined in this Section 2 are consummated.

                  2.8      AEI SHAREHOLDER REPRESENTATIVE; POWER OF ATTORNEY.

                           (i)      Subject to the terms and conditions of this
Agreement at the Effective Time, each of the Remaining AEI Shareholders has, by executing a Proxy and Special Power of Attorney, (A) consented to the consummation of the Share Exchange; (B) agreed to exchange its shares of AEI Common Stock for the consideration to be issued to it under Section 2.3; (C) agreed to indemnify the LDIG Indemnified Parties under Section 8, subject to the limitations on liability imposed by Section 8.3, and consented to the settlement procedures set forth in Section 8.4; (D) become entitled, under certain circumstances, to receive additional shares of Maxide Common Stock for indemnification claims against Maxide, DMX and LDIG under Section 8.4; (E) agreed to execute and be bound by the terms of the Voting Agreement, Stockholders Agreement, and the Put and Call Agreement.

                           (ii)     In connection with its rights and
obligations under this Agreement, each of the Remaining AEI Shareholders has, by executing a Proxy and Special Power of Attorney, constituted and appointed Michael Malone as attorney-in-fact (the "AEI Shareholder Representative") of such Remaining AEI Shareholder, with Michael Matysik to serve as the AEI

Shareholder Representative in the event of the death or legal incapacitation of Michael Malone, with full power and authority, including full power of substitution, in the name of and for and on behalf of such Remaining AEI Shareholder to:

                                    (A)      execute, acknowledge and deliver a
certificate, executed in blank, or a certificate accompanied by an assignment separate from certificate, representing all of the shares of AEI Common Stock held of record by the Remaining AEI Shareholder, sufficient to transfer such shares, free and clear of all liens, encumbrances and adverse claims, to Maxide upon consummation of the Share Exchange;

                                    (B)      accept on behalf of the Remaining
AEI Shareholder notice from the LDIG Indemnified Parties of any Claim for indemnification pursuant to Section 8.2(ii), agree on behalf of the Remaining AEI Shareholder to defend against such Claim, retain legal counsel in connection with any and all matters relating to such Claim, communicate with the LDIG Indemnified Parties and agree with the LDIG Indemnified Parties on behalf of the Remaining AEI Shareholder to the compromise, resolution or settlement of such Claim, agree to the amount of such indemnification payable by the Remaining AEI Shareholders and agree to the proration of the indemnification amount among the Remaining AEI Shareholders, including the Remaining AEI Shareholder;

                                    (C)      deliver on behalf of the Remaining
AEI Shareholder notice to the LDIG Indemnifying Parties of any Claim for indemnification pursuant to Section 8.2(i), agree on behalf of the Remaining AEI Shareholder to prosecute such Claim, retain legal counsel in connection with any and all matters relating to such Claim, communicate with the LDIG Indemnifying Parties and agree with the LDIG Indemnifying Parties on behalf of the Remaining AEI Shareholder to the compromise, resolution or settlement of such Claim, agree to the amount of such indemnification payable by the LDIG Indemnifying Parties and agree to the proration of the recovery of indemnification amount among the Remaining AEI Shareholders, including the Remaining AEI Shareholder,

                                    (D)      make, exchange, acknowledge and
deliver all such orders, receipts, notices, requests, instructions, certificates, letters, contracts and other writings required by this Agreement after the date hereof, and in general to do all things and take all actions that the AEI Shareholder Representative, in his discretion, deems necessary or proper in connection with exercising the rights, or performing the duties and responsibilities of, the Remaining AEI Shareholder, under this Agreement, as fully as could the Remaining AEI Shareholder if personally present and acting; and

                                    (E)      execute, acknowledge, and deliver
the Voting Agreement, the Stockholders Agreement and the Put and Call Agreement, substantially in the forms attached hereto as Exhibits C, D and E, together with such amendments, modifications or changes thereto as may be approved by the AEI Shareholder Representative, with the AEI Shareholder Representative's execution of the agreements constituting conclusive evidence of such approval.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

                  3.1 REPRESENTATIONS AND WARRANTIES OF LDIG. LDIG represents and warrants to AEI that the statements contained in this Section 3.1 are correct and complete as of the date hereof and on the Closing Date.

                           3.1.1    Organization of LDIG and Maxide. LDIG is a
corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Maxide is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware. Maxide has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Maxide has delivered to AEI correct and complete copies of the Organizational Documents of Maxide and has not, and will not permit such Organizational Documents to be, amended prior to the Closing. The minute books (containing records of meetings of the stockholders and board of directors of Maxide), the stock certificate books and the stock record books of Maxide and the forms in which they have been provided to AEI are correct and complete, and Maxide is not in default under or in violation of any provision of its Organizational Documents.

                           3.1.2    Authorization of Transaction. Each of LDIG
and Maxide has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of LDIG and Maxide. This Agreement constitutes the valid and legally binding obligation of each of LDIG and Maxide, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Except as set forth on
Schedule 3.1.2, neither LDIG nor Maxide is required to give any notice to, make any filing with, or obtain any Licenses or Permits of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the HSR filing.

                           3.1.3    Noncontravention. Neither the execution and
the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which LDIG or Maxide is subject or any provision of their respective Organizational Documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which LDIG or Maxide is a party or by which either is bound or to which any of their assets is subject.

                           3.1.4    Brokers' Fees. Neither LDIG nor Maxide has
any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than as contemplated by Section 5.3.16.

                           3.1.5    Ownership of Maxide; No Prior Activities;
Assets of Maxide.

                                    (i)      Maxide was formed by LDIG solely
for the purpose of engaging in the transactions contemplated by this Agreement.

                                    (ii)     The entire authorized capital of
Maxide consists of 1,200,000 shares of common stock par value $0.001 and 100,000 shares of preferred stock par value $0.001.

                                    (iii)    As of the date hereof and as of the
Closing, Maxide has and will have only one thousand outstanding shares of Maxide Common Stock which will be held by LDIG. Other than this Agreement and the transactions contemplated hereby, including without limitation the Letter Agreement dated May 17, 2001 by and between Maxide and LDIG substantially the form attached hereto as Exhibit M, there are not as of the date hereof and the Closing Date any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to or by which Maxide is a party or may be bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of capital stock of Maxide.

                                    (iv)     As of the date hereof and
immediately prior to the Closing, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Maxide has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                                    (v)      LDIG will take all action necessary
to ensure that Maxide at no time prior to the Effective Time owns any material assets other than an amount of cash necessary to incorporate Maxide and to pay the expenses of the Contribution and Share Exchange attributable to Maxide if the Contribution and Share Exchange are consummated.

                                    (vi)     Attached to this Agreement as
Exhibit L are complete, accurate and true copies of the Organizational Documents of Maxide, and there are not, and will not be any amendments, supplements, modifications or other changes to such Organizational Documents prior to the Closing.

                  3.2 REPRESENTATIONS AND WARRANTIES OF AEI. AEI represents and warrants to LDIG and Maxide that the statements contained in this Section
3.2 are correct and complete, except as set forth in the disclosure schedule delivered by AEI to LDIG and Maxide (the "AEI Disclosure

Schedule") on the date hereof and on the Closing Date, which AEI Disclosure Schedule shall identify the specific Sections of this Section 3.2 as to which the exception or disclosure applies. The AEI Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.2.

                           3.2.1    Organization, Qualification and Corporate
Power. AEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. AEI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required and each such jurisdiction is listed in
Section 3.2.1(a) of the AEI Disclosure Schedule except where such failure to be so qualified or in good standing would not have a Material Adverse Effect. AEI has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Section 3.2.1(b) of the AEI Disclosure Schedule lists the directors and officers of AEI. AEI has delivered, or made available, to LDIG correct and complete copies of its Organizational Documents (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of AEI), the stock certificate books and the stock record books of AEI in the forms in which they have been provided to LDIG are correct and complete. AEI is not in default under or in violation of any provision of its Organizational Documents.

                           3.2.2    AEI Shares and AEI Shareholders.

                                    (i)      Capitalization. The entire
authorized capital stock of AEI consists of 5,000,000 shares of Class A Common Stock, no par value, of which, as of the date hereof, 1,925,795 shares are issued and outstanding, and, as of the Closing Date (after taking into account the redemptions contemplated herein), 1,880,406 shares will be issued and outstanding, plus the additional shares of Class A Common Stock, if any, that may be issued by AEI prior to the Closing because AEI Stock Optionholders have exercised their right to acquire Class A Common Stock pursuant to stock options outstanding as of the date hereof, and 5,000,000 shares of Class B Common Stock, no par value, of which 242,040 shares are issued and outstanding, and, as of the Closing Date (after taking into account the redemptions contemplated herein), no shares will be issued and outstanding. All of the issued and outstanding shares of AEI Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and, as of the date hereof, are held of record by the Shareholders as set forth in Section 3.2.2(a) of the AEI Disclosure Schedule.
Section 3.2.2(b) of the AEI Disclosure Schedule sets forth a list of Shareholders of AEI whose AEI Common Stock will be redeemed by AEI prior to the Closing. Except as set forth in a list (including exercise prices, dates of grant and expiration and number granted to each holder thereof, if applicable) in Section 3.2.2(c) of the AEI Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require AEI to issue, sell or otherwise cause to become outstanding any of its capital stock and all of such options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments will be cancelled or exercised as of the Effective Time. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to AEI. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the AEI Common Stock. None of the outstanding AEI Common Stock is subject to any forfeiture or similar restriction in connection with the termination of employment of any holder thereof with AEI.

                                    (ii)     Investment. Each AEI Shareholder
who receives Maxide Common Stock in the Share Exchange (A) understands that the shares of Maxide Common Stock acquired by such AEI Shareholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (B) is acquiring such shares solely for his own account for investment purposes, and not with a view toward the distribution thereof, (C) qualifies as an "accredited investor" as defined in Regulation D under the Securities Act, (D) has had the opportunity to obtain information as desired in order to evaluate the merits and the risks inherent in holding such shares and (E) is able to bear the economic risk and lack of liquidity inherent in holding such shares which have not been registered under the Securities Act.

                                    (iii)    AEI Shares. As of the date hereof,
each AEI Shareholder, and as of the Closing Date, each Remaining AEI Shareholder, holds of record and owns beneficially the number of shares of AEI Common Stock set forth next to each AEI Shareholder's name in Section 3.2.2(d) of the AEI Disclosure Schedule (increased, if applicable, by any shares of AEI Common Stock acquired by such AEI Shareholder after the date hereof as a result of exercising its warrant or AEI Stock Option Rights, in which event AEI will update such Section 3.2.2(d) of the AEI Disclosure Schedule no later than five
(5) days prior to the Closing Date), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and restrictions on stock purchased pursuant to the AEI Stock Option Plan), Taxes, Security Interests, options, warrants, purchase rights, claims and demands. Except for the agreements set forth in Section 3.2.2(e) of the AEI Disclosure Schedule, such AEI Shareholder is not a party to any option, warrant, purchase right or other contract or commitment that could require such AEI Shareholder to sell, transfer or otherwise dispose of any shares of AEI Common Stock (other than pursuant to this Agreement) and is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the shares of AEI Common Stock.

                           3.2.3    Authorization of Transaction. AEI has full
power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action other than the approval of the AEI Shareholders. As of the Closing Date, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the AEI Shareholders. This Agreement constitutes the valid and legally binding obligation of AEI, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Except as set forth in Section 3.2.3 of the AEI Disclosure Schedule, AEI is not required to give any notice to, make any filing with or obtain any

Licenses and Permits of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the HSR filing.

                           3.2.4    Noncontravention. Except as set forth in
Section 3.2.4 of the AEI Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which AEI is subject or any provision of the Organizational Documents of AEI or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which AEI or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

                           3.2.5    Title to Assets. Except as set forth in
Section 3.2.5 of the AEI Disclosure Schedule, AEI and each AEI Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Most Recent AEI Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent AEI Balance Sheet.

                           3.2.6    Subsidiaries. AEI has Subsidiaries as listed
in Section 3.2.6 of the AEI Disclosure Schedule and, except as disclosed in
Section 3.2.6 of the AEI Disclosure Schedule, does not own, directly or indirectly, any shares of capital stock or other security of any other entity or any other investment in any other entity.

                           3.2.7    Financial Statements. AEI has delivered to
LDIG its (i) unaudited balance sheets and statements of income and changes in shareholders' equity as of and for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "AEI Financial Statements") and (ii) unaudited balance sheet and statement of income (the "Most Recent AEI Financial Statements") as of and for the six-month period ended June 30, 2000 (the "Most Recent Fiscal Month End"). In addition, AEI will deliver to LDIG its unaudited balance sheet and statement of income and changes in shareholders' equity as of and for each of the month-ends from the date hereof through the Closing Date, provided, however, that it will be relieved of the obligation of providing such financial statements for the month ending immediately prior to the Closing Date if such month end is within fifteen (15) days of the Closing Date. Such financial statements shall also be regarded as "AEI Financial Statements" for purposes of this Agreement. The AEI Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial position of AEI and its Subsidiaries as of such dates and the results of operations of AEI and its Subsidiaries for such periods, subject, in the case of the Most Recent AEI Financial Statements, to normal year-end adjustments and the failure to include the footnotes that would be required for GAAP-prepared financial statements and are consistent with the books and records of AEI and its Subsidiaries (which books and records are correct and complete in all material respects).

                           3.2.8    Events Subsequent to Most Recent Fiscal
Month End. Except as set forth in Section 3.2.8 of the AEI Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any event, occurrence or circumstance outside the Ordinary Course of Business or that has had or could reasonably be expected to have a Material Adverse Effect as to AEI or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 3.2.8 of the AEI Disclosure Schedule, since that date:

                                    (i)      Neither AEI nor any of its
Subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                                    (ii)     Neither AEI nor any of its
Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) (A) made in the Ordinary Course of Business involving more than $300,000 (excluding customer and vendor contracts with established business partners involving less than $500,000) or (B) made outside of the Ordinary Course of Business involving more than $100,000;

                                    (iii)    No party (including AEI and its
Subsidiaries) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving the payment or receipt of in excess of $100,000 to which AEI or any of its Subsidiaries is a party or by which it is bound, other than at the end of the stated term for such agreement;

                                    (iv)     Neither AEI nor any of its
Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                                    (v)      Neither AEI nor any of its
Subsidiaries has made any capital expenditure (or series of related capital expenditures) (A) in the Ordinary Course of Business involving more than $1,000,000 or (B) outside the Ordinary Course of Business involving more than $250,000;

                                    (vi)     Neither AEI nor any of its
Subsidiaries has made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions);

                                    (vii)    Neither AEI nor any of its
Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                                    (viii)   Neither AEI nor any of its
Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                                    (ix)     Neither AEI nor any of its
Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                                    (x)      Neither AEI nor any of its
Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                                    (xi)     There has been no change made or
authorized in the Organizational Documents of AEI or any of its Subsidiaries;

                                    (xii)    AEI has not issued, sold or
otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, as the case may be;

                                    (xiii)   Neither AEI nor any of its
Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                                    (xiv)    Neither AEI nor any of its
Subsidiaries has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

                                    (xv)     Neither AEI nor any of its
Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

                                    (xvi)    Neither AEI nor any of its
Subsidiaries has entered into any employment contract (other than at-will contracts) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                                    (xvii)   Neither AEI nor any of its
Subsidiaries has granted an increase of more than fifteen percent in the compensation of any of its directors, officers or employees;

                                    (xviii)  Neither AEI nor any of its
Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, stock option, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

                                    (xix)    Neither AEI nor any of its
Subsidiaries has made any other material change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

                                    (xx)     There has not been any other
material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving AEI or any of its Subsidiaries; and

                                    (xxi)    Neither AEI nor any of its
Subsidiaries is under any legal obligation, whether written or oral, to do any of the foregoing.

                           3.2.9    Undisclosed Liabilities. Except as set forth
in Section 3.2.9 of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries has any material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AEI giving rise to any Liability), except for (i) Liabilities set forth or described in the Most Recent AEI Balance Sheet (including the notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

                           3.2.10   Legal Compliance. AEI and each of its
Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Authority, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply.

                           3.2.11   Taxes.

                                    (i)      Except as set forth in Section
3.2.11(a) of the AEI Disclosure Schedule, (A) all federal, state, local and foreign Tax Returns required to be filed by, or on behalf of, AEI and its Subsidiaries have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects; (B) all Taxes due and payable in respect of such Tax Returns (whether or not shown on such returns) have been fully and timely paid or are adequately provided for in the AEI Financial Statements; (C) all payments made to Affiliates were properly reported on such Tax Returns and (D) all Taxes relating to taxable periods beginning before the Closing Date (and a ratable portion of any Taxes relating to a taxable period which begins before and ends after the Closing Date) which are not yet due and payable by AEI or its Subsidiaries have been fully accrued on its books and adequate reserves have been established therefor, and all such Taxes not yet due and payable for all periods covered by the AEI Financial Statements have been adequately provided for in the AEI Financial Statements.

                                    (ii)     AEI and each of its Subsidiaries
has duly and timely withheld and paid over to the appropriate Governmental Authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

                                    (iii)    Section 3.2.11(b) of the AEI
Disclosure Schedule lists all federal, state, local and foreign Tax Returns of AEI and its Subsidiaries that currently are the subject of audit (including any jurisdictions for which only a written notice of audit has been received) or as to which there are other pending administrative or court proceedings with respect to any Taxes for which AEI may be liable, including any known criminal proceedings, and indicates the nature and status of any disputes or claims concerning such Taxes. AEI has delivered, or made available, to LDIG complete copies of all Tax Returns of AEI and its Subsidiaries for Taxes measured on or by income or gross receipts, examination reports and statements of deficiencies assessed against or agreed to by AEI and its Subsidiaries for all taxable periods ending on or after December 31, 1997. All positions taken on such federal income Tax Returns that could give rise to a substantial understatement of federal income Tax of AEI within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), have been disclosed in such Tax Returns in accordance with Section 6662.

                                    (iv)     Except as set forth in Section
3.2.11(c) of the AEI Disclosure Schedule, (A) neither AEI nor any of its Subsidiaries has received notice (written or oral) of any assessment or intent to make any assessment by any Governmental Authority regarding Taxes for any period for which Tax Returns have been filed by or on behalf of AEI or any of its Subsidiaries which has not been resolved prior to the date of the Agreement or reserved against in the Most Recent AEI Financial Statements; (B) there are no pending requests for rulings from any Governmental Authority with respect to Taxes of AEI or any of its Subsidiaries; (C) neither AEI nor any of its Subsidiaries has received written or, to the Knowledge of AEI, oral notice of any claim by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that AEI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction and (D) no waiver or extension of any statute of limitations has been given or requested with respect to AEI or any of its Subsidiaries in connection with any Tax Returns.

                                    (v)      There are no Security Interests on
any of the assets of AEI or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                                    (vi)     Except as set forth in Section
3.2.11(d) of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, sharing or indemnification of Taxes and there are no powers of attorney currently in effect with respect to any matter related to Taxes of AEI or any of its Subsidiaries.

                                    (vii)    Except as set forth in Section
3.2.11(e) of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries (A) is or ever has been a member of any "Affiliated Group" or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

                                    (viii)   Except as set forth in Section
3.2.11(f) of the AEI Disclosure Schedule, the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment, or the assumption of any obligation to make a payment, that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                                    (ix)     No portion of the cost of any of
the assets of AEI or any of its Subsidiaries was financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code.

                                    (x)      Except as set forth in Section
3.2.11(g) of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                                    (xi)     AEI utilizes the accrual method of
accounting for federal income tax purposes.

                                    (xii)    Except as set forth in Section
3.2.11(h) of the AEI Disclosure Schedule, none of the AEI Shareholders is a foreign person within the meaning of Section 1445 of the Code, nor is AEI a foreign person within the meaning of Section 1445 of the Code.

                                    (xiii)   Except as set forth in Section
3.2.11(i) of the AEI Disclosure Schedule, neither AEI nor any other Person on behalf of AEI: (A) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by AEI; (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes with any Governmental Authority or (C) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by AEI. The Internal Revenue Service has not proposed any such adjustment or change in accounting method, and AEI has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of AEI.

                                    (xiv)    Except as set forth in Section
3.2.11(j) of the AEI Disclosure Schedule, none of the assets of AEI is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;
(B) "tax-
exempt use property" within the meaning of Section 168(h)(l) of the Code; (C) "tax exempt bond financed property" within the meaning of Section 168(g) of the Code or (D) "limited use property" (as that term is used in Rev. Proc. 76-30).

                                    (xv)     AEI does not constitute either a
"distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Share Exchange.

                                    (xvi)    None of the transactions
contemplated by this Agreement will cause any gain or loss to be recognized by reason of the application of the consolidated return regulations promulgated under Section 1502 of the Code.

                           3.2.12   Real Property. Section 3.2.12 of the AEI
Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by or to AEI or any of its Subsidiaries. AEI has delivered, or made available, to LDIG correct and complete copies of the leases and subleases listed in Section 3.2.12 of the AEI Disclosure Schedule (as amended to date). With respect to each lease and sublease to which AEI or a Subsidiary is a party, whether or not listed in Section 3.2.12 of the AEI Disclosure Schedule:

                                    (i)      such lease or sublease is legal,
valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity;

                                    (ii)     except as set forth in Section
3.2.12 of the AEI Disclosure Schedule, no consent is required with respect to such lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

                                    (iii)    neither AEI nor, to the Knowledge
of AEI, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration thereunder;

                                    (iv)     no party to such lease or sublease
has repudiated any material provision thereof;

                                    (v)      there are no disputes, oral
agreements or forbearance programs in effect as to such lease or sublease;

                                    (vi)     except as set forth in Section
3.2.12 of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                                    (vii)    AEI and each of its Subsidiaries
have all material Licenses and Permits required in connection with the operation of all facilities leased or subleased, and such facilities have been operated and maintained by AEI or such Subsidiary in all material respects in accordance with applicable laws, rules and regulations; and

                                    (viii)   all facilities leased or subleased
thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                           3.2.13   Intellectual Property.

                                    (i)      Except as set forth in Section
3.2.13(a) of the AEI Disclosure Schedule, AEI and each of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of its business as presently conducted. AEI and each of its Subsidiaries has taken all necessary action to maintain and protect Intellectual Property that it owns or uses in the conduct of its business, as presently conducted or reasonably expected to be conducted.

                                    (ii)     Except as set forth in Section
3.2.13(b), neither AEI nor any of its Subsidiaries has, in any material respect, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors or officers (or employees with responsibility for Intellectual Property matters) of AEI or any of its Subsidiaries has ever received any charge, complaint, claim, demand or notice alleging any such material interference, infringement, misappropriation or violation (including any claim that AEI or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of AEI, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict, in any material respect, with any Intellectual Property rights of AEI or any of its Subsidiaries.

                                    (iii)    Except as set forth in Section
3.2.13(c) of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries holds any patent or patent registration which has been issued with respect to any of its Intellectual Property, or has any application pending for any such patent.

                           3.2.14   Tangible Assets. Except as set forth in
Section 3.2.14 of the AEI Disclosure Schedule, AEI or a Subsidiary of AEI owns or leases all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The tangible assets owned or leased by AEI and its Subsidiaries are sufficient to conduct its business as it is currently being conducted and as it is contemplated to be conducted in the future.

                           3.2.15   Contracts. Section 3.2.15 of the AEI
Disclosure Schedule lists the following contracts and other agreements to which AEI is a party:

                                    (i)      any agreement (or group of related
agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

                                    (ii)     any agreement concerning a
partnership or joint venture;

                                    (iii)    any agreement (or group of related
agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                                    (iv)     any agreement concerning
noncompetition;

                                    (v)      any agreement with any AEI
Shareholder or any Affiliate or family member of any AEI Shareholder other than at will employment arrangements with each of its Shareholders for which no severance or other remuneration would be required in the event of a termination without cause;

                                    (vi)     any profit sharing, stock option,
stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

                                    (vii)    any written agreement for the
employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 or providing severance benefits;

                                    (viii)   any agreement under which it has
borrowed, advanced or loaned any amount to any of its directors, officers and employees other than advances in anticipation of reimbursement of ordinary and necessary business expenses in an aggregate amount not exceeding $20,000; and

                                    (ix)     any agreements with employees or
consultants for the provision of any material goods or services other than on arms-length terms and in the Ordinary Course of Business.

         AEI has delivered, or made available, to LDIG a correct and complete copy of each written agreement listed in Section 3.2.15 of the AEI Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.2.15 of the AEI Disclosure Schedule. With respect to each such agreement, except as set forth in
Section 3.2.15 of the AEI Disclosure Schedule: (A) the agreement is the legal, valid and binding obligation of AEI or a Subsidiary of AEI enforceable against AEI or such Subsidiary and in full force and effect; (B) the agreement will continue to be the legal, valid and binding obligation of AEI or such Subsidiary, enforceable against AEI or such Subsidiary, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither AEI nor, to the Knowledge of AEI, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by, or permit termination, modification or acceleration, under the agreement and (D) no party has repudiated any provision of the agreement. The consummation of the transaction described herein will not affect any of the agreements disclosed herein in a manner that could reasonably be expected to have a Material Adverse Effect on AEI or any of its Subsidiaries.

                           3.2.16   Powers of Attorney. There are no outstanding
powers of attorney executed on behalf of AEI or any of its Subsidiaries, except as set forth in Section 3.2.16 of the AEI Disclosure Schedule.

                           3.2.17   Insurance. Section 3.2.17 of the AEI
Disclosure Schedule identifies each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) currently in effect to which AEI is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy, except as set forth in Section 3.2.17 of the AEI Disclosure Schedule: (i) the policy is the legal, valid and binding obligation of AEI, enforceable against AEI and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither AEI nor, to the Knowledge of AEI, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by, or permit termination, modification or acceleration, under the policy and (iv) no party to the policy has repudiated any provision thereof. AEI has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3.2.17 of the AEI Disclosure Schedule describes any self-insurance arrangements affecting AEI.

                           3.2.18   Litigation. Section 3.2.18 of the AEI
Disclosure Schedule sets forth each instance in which AEI or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of AEI, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority, including any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Except as disclosed in Section

3.2.18 of the AEI Disclosure Schedule, to the Knowledge of AEI, AEI has no basis to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against AEI or any of its Subsidiaries.

                           3.2.19   Licenses and Permits. Except as set forth in
Section 3.2.19 of the AEI Disclosure Schedule, AEI and each of its Subsidiaries own, hold or possess all material licenses, consents, franchises, permits, approvals and other permits, orders or authorizations of or registrations, declarations, notices or filings with, (collectively, "Licenses and Permits") any Governmental Authority and any other Person necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted, except for such Licenses and Permits the absence of which would not reasonably be expected to have a Material Adverse Effect. Neither AEI nor any of its Subsidiaries is in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it in any case which would reasonably be expected to have a Material Adverse Effect.

                           3.2.20   Consents. Section 3.2.20 of the AEI
Disclosure Schedule lists each material permit and contract (true and complete copies of which have been made available to LDIG) as to which notice to, or the consent of, a Governmental Authority or Person is required to be obtained by AEI as a condition to the transfer of control or the right to control such material permit or contract in connection with the transactions contemplated hereby (the "AEI Required Consents"). Other than filings and/or notices under HSR, and except for the aforementioned notices and consents, which shall have been obtained prior to the Closing Date and the filing of the Share Exchange documents with the Washington Secretary of State, no Licenses and Permits of any Governmental Authority or any Person are required to be obtained by AEI or made by or with respect to AEI on or prior to the Closing Date in connection with (i) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by AEI of any other action contemplated hereby, (ii) the continuing validity and effectiveness immediately following the Effective Time of any material contract or permit of AEI or (iii) the conduct by AEI of its business immediately following the Closing as conducted or proposed to be conducted on the date hereof.

                           3.2.21   Employees. Except as set forth in Section
3.2.21 of the AEI Disclosure Schedule, AEI has no Knowledge of or reason to believe that any executive, key employee or group of employees currently has any plans voluntarily to terminate employment with AEI or any of its Subsidiaries. Neither AEI nor any of its Subsidiaries has committed any unfair labor practice. AEI has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of AEI or any of its Subsidiaries.

                           3.2.22   Employee Benefits.

                                    (i)      Section 3.2.22 of the AEI
Disclosure Schedule lists each Employee Benefit Plan that AEI or any of its Subsidiaries maintains or to which AEI or any of its Subsidiaries contributes or with respect to which AEI has or could have any material Liability or obligation (each an "AEI Employee Benefit Plan").

                                    (ii)     Except as set forth on Schedule
3.2.22(a), each AEI Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                                    (iii)    All required reports and
descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each AEI Employee Benefit Plan, except where failure to do so could not reasonably be expected to result in a material Liability to AEI or any of its Subsidiaries, as applicable. The applicable requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met in all material respects with respect to each group health plan (as defined in Section 607(1) of ERISA and Section 4980B(g)(2) of the Code) sponsored, maintained or contributed to by AEI, any of its Subsidiaries or any trade or business (whether or not incorporated) which is or at the relevant time was under common control, or which is or at the relevant time was treated as a single employer, with AEI or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an "AEI ERISA Affiliate").

                                    (iv)     All contributions (including all
employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of AEI. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (v)      Except as set forth on Schedule
3.2.22(b), each AEI Employee Benefit Plan which is intended to be qualified under Code Section 401(a) is so qualified and (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such AEI Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS.

                                    (vi)     AEI has delivered, or made
available, to DMX correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual

Report and all related trust agreements, insurance contracts and other funding agreements which implement each AEI Employee Benefit Plan.

                                    (vii)    With respect to each Employee
Benefit Plan that AEI or any of its Subsidiaries maintains or ever has maintained or to which it contributes, ever has contributed or ever has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan which could reasonably be expected to result in a material Liability to AEI, its Subsidiaries or, to AEI's Knowledge, any other Person, which Liability has not already been satisfied. To AEI's Knowledge, no Fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. AEI has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                                    (viii)   None of AEI, any of its
Subsidiaries, or any AEI ERISA Affiliate contributes to, has ever contributed to or has ever been obligated to contribute to any "employee pension plan," as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or
Section 412 of the Code or to any Multiemployer Plan.

                                    (ix)     Neither AEI nor any of its
Subsidiaries maintains or contributes to, has ever maintained or contributed to and has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than as required by applicable law, including, without limitation, Sections 601 through 609 of ERISA and Section 4980B of the Code).

                           3.2.23   Guaranties. Neither AEI nor any of its
Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person, except as noted on
Section 3.2.23 of the AEI Disclosure Schedule.

                           3.2.24   Environment, Health and Safety.

                                    (i)      AEI and each of its Subsidiaries
has complied in all material respects with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, AEI and each of its Subsidiaries have obtained and been in compliance with all of the terms and conditions of all material permits, licenses and other authorizations which are required under, and has complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws.

                                    (ii)     AEI and each of its Subsidiaries
have no Liability and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AEI or any of its Subsidiaries giving rise to any Liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any Environmental, Health and Safety Law.

                                    (iii)    All properties and equipment owned
by, or used in the business of, AEI and each of its Subsidiaries have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances.

                           3.2.25   Customers. All contracts and agreements with
customers of AEI and its Subsidiaries are valid, effective and enforceable, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity.

                           3.2.26   Relationships with Customers and Suppliers.
Except as set forth in Section 3.2.26 of the AEI Disclosure Schedule, AEI believes that the relationships of AEI and its Subsidiaries with the existing material customers and suppliers of AEI and its Subsidiaries are sound, and, apart from the negative market reactions that might arise from the consummation of the transactions contemplated by this Agreement, there is no basis to believe that any of the primary customers or suppliers of AEI or any of its Subsidiaries will materially and adversely change the manner in which they currently conduct business with AEI or any of its Subsidiaries. Except as set forth in Section
3.2.26 of the AEI Disclosure Schedule, AEI does not know of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with AEI or any of its Subsidiaries:

                                    (i)      any current customer of AEI or any
of its Subsidiaries which accounted for over 1% of total net sales of AEI and its Subsidiaries for its most recently completed fiscal year; or

                                    (ii)     any current supplier to AEI or any
of its Subsidiaries of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which could reasonably be expected to have an adverse effect on AEI or any of its Subsidiaries.

                  Except as set forth in Schedule 3.2.26 of the AEI Disclosure Schedule, since the date of the Most Recent AEI Balance Sheet, no customer (or group of customers) purchasing in the aggregate $100,000 in products and services on a yearly basis has terminated its relationship with

AEI and its Subsidiaries prior to the end of the term of such customer's contract or the completion of services performed by AEI and its Subsidiaries.

                           3.2.27   Employee and Shareholder Indebtedness.
Section 3.2.27 of the AEI Disclosure Schedule sets forth, as of the date hereof, all indebtedness to AEI or any of its Subsidiaries of the AEI Shareholders or the officers, directors or employees of AEI and its Subsidiaries.

                           3.2.28   Product Liability. Except to the extent
covered by insurance (other than the applicable insurance deductibles), neither AEI nor any of its Subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against AEI or any of its Subsidiaries giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, delivered, promoted, advertised or marketed by AEI or any of its Subsidiaries.

                           3.2.29   Change in Control. Except as set forth in
Section 3.2.29 of the AEI Disclosure Schedule, neither AEI nor any of its Subsidiaries is a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the transactions contemplated hereby do not (either alone or upon the occurrence of additional acts or events which have occurred) result in any payment or payments becoming due from AEI to any Person or give any Person the right to terminate or alter the provisions of any agreement to which AEI is a party.

                           3.2.30   Brokers' Fees. Neither AEI, any of its
officers, directors or employees, nor any Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as disclosed in Schedule 3.2.30.

                  3.3      REPRESENTATIONS AND WARRANTIES CONCERNING DMX.

                           DMX represents and warrants to AEI and the Remaining
AEI Shareholders that the statements contained in this Section 3.3 are correct and complete, except as set forth in the disclosure schedule delivered by DMX to AEI and Maxide (the "DMX Disclosure Schedule") on the date hereof and on the Closing Date, which DMX Disclosure Schedule shall identify the specific Sections of this Section 3.3 as to which the exception or disclosure applies. The DMX Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.3.

                           3.3.1    Organization, Qualification and Corporate
Power. DMX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DMX is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required and each such jurisdiction is listed in Section

3.3.1(a) of the DMX Disclosure Schedule, except where failure to be so qualified or in good standing would not have a Material Adverse Effect. DMX has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.3.1(b) of the DMX Disclosure Schedule lists the directors and officers of DMX. DMX has delivered to AEI and Maxide correct and complete copies of the Organizational Documents of DMX (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of DMX), the stock certificate books and the stock record books of DMX in the forms in which they have been provided to AEI are correct and complete. DMX is not in default under or in violation of any provision of its Organizational Documents.

                           3.3.2    Capitalization. The entire authorized
capital stock of DMX consists of 10,000 shares of common stock, par value $0.01. Of this, 1,000 shares are issued and outstanding. All of the issued and outstanding DMX Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record by LDIG. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require DMX to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to DMX. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the DMX Shares. None of the outstanding DMX Shares are subject to any forfeiture or similar restriction.

                           3.3.3    Authorization of Transaction. DMX has full
power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of DMX. This Agreement constitutes the valid and legally binding obligation of DMX, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity. Except as set forth in Section 3.3.3 of the DMX Disclosure Schedule, DMX is not required to give any notice to, make any filing with or obtain any Licenses and Permits of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the HSR filing.

                           3.3.4    Noncontravention. Except as set forth in
Section 3.3.4 of the DMX Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which DMX is subject or any provision of the Organizational Documents of DMX or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which DMX or any of its

Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

                           3.3.5    Title of Assets. Except as set forth in
Section 3.3.5 of the DMX Disclosure Schedule, DMX has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Most Recent DMX Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent DMX Balance Sheet.

                           3.3.6    Subsidiaries. DMX has Subsidiaries as listed
in Section 3.3.6 of the DMX Disclosure Schedule and, except as disclosed in
Section 3.3.6 of the DMX Disclosure Schedule, does not own, directly or indirectly, any shares of capital stock or other security of any other entity or any other investment in any other entity.

                           3.3.7    Financial Statements. DMX has delivered to
AEI its (i) unaudited balance sheets and statements of income and changes in shareholders' equity as of and for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "DMX Financial Statements") and (ii) unaudited balance sheet and statement of income (the "Most Recent DMX Financial Statements") as of the Most Recent Fiscal Month End. In addition, DMX will deliver to AEI its unaudited balance sheet and statement of income and changes in shareholders' equity as of and for each of the month-ends from the date hereof through the Closing Date; provided, however, that it will be relieved of the obligation of providing such financial statements for the month ending immediately prior to the Closing Date if such month end is within fifteen (15) days of the Closing Date. Such financial statements shall also be regarded as "DMX Financial Statements" for the purposes of this Agreement. The DMX Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial position of DMX and its Subsidiaries as of such dates and the results of operations of DMX and its Subsidiaries for such periods, subject, in the case of the Most Recent DMX Financial Statements, to normal year-end adjustments and the failure to include the footnotes that would be required for GAAP-prepared financial statements, and are consistent with the books and records of DMX and its Subsidiaries (which books and records are correct and complete in all material respects).

                           3.3.8    Events Subsequent to Most Recent Fiscal
Month End. Except as set forth in Section 3.3.8 of the DMX Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any event, occurrence or circumstance outside the Ordinary Course of Business or that has had or could reasonably be expected to have a Material Adverse Effect as to DMX or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 3.3.8 of the DMX Disclosure Schedule, since that date:

                                    (i)      Neither DMX nor any of its
Subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                                    (ii)     Neither DMX nor any of its
Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) (A) made in the Ordinary Course of Business involving more than $300,000 (excluding customer and vendor contracts with established business partners involving less than $500,000) or (B) made outside the Ordinary Course of Business involving more than $100,000;

                                    (iii)    No party (including DMX and its
Subsidiaries) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving the payment or receipt of in excess of $100,000 to which DMX is a party or by which it is bound other than at the end of the stated term for such agreement;

                                    (iv)     Neither DMX nor any of its
Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                                    (v)      Neither DMX nor any of its
Subsidiaries has made any capital expenditure (or series of related capital expenditures) (A) in the Ordinary Course of Business involving more than $1,000,000 or (B) outside the Ordinary Course of Business involving more than $250,000;

                                    (vi)     Neither DMX nor any of its
Subsidiaries has made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions);

                                    (vii)    Neither DMX nor any of its
Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                                    (viii)   Neither DMX nor any of its
Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                                    (ix)     Neither DMX nor any of its
Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                                    (x)      Neither DMX nor any of its
Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                                    (xi)     There has been no change made or
authorized in the Organizational Documents of DMX or any of its Subsidiaries;

                                    (xii)    DMX has not issued, sold or
otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, as the case may be;

                                    (xiii)   Neither DMX nor any of its
Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                                    (xiv)    Neither DMX nor any of its
Subsidiaries has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

                                    (xv)     Neither DMX nor any of its
Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

                                    (xvi)    Neither DMX nor any of its
Subsidiaries has entered into any employment contract (other than at-will contracts) or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                                    (xvii)   Neither DMX nor any of its
Subsidiaries has granted an increase of more than fifteen percent in the compensation of any of its directors, officers or employees;

                                    (xviii)  Neither DMX nor any of its
Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, stock option, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

                                    (xix)    Neither DMX nor any of its
Subsidiaries has made any other material change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

                                    (xx)     There has not been any other
material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving DMX or any of its Subsidiaries; and

                                    (xxi)    Neither DMX nor any of its
Subsidiaries is under any legal obligation, whether written or oral, to do any of the foregoing.

                           3.3.9    Undisclosed Liabilities. Except as set forth
in Section 3.3.9 of the DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries has any material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against DMX giving rise to any Liability), except for (i) Liabilities set forth or described in the Most Recent DMX Balance Sheet (including the notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

                           3.3.10   Legal Compliance. DMX and each of its
Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Authority, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply.

                           3.3.11   Taxes.

                                    (i)      Except as set forth in Section
3.3.11(a) of the DMX Disclosure Schedule, (A) all federal, state, local and foreign Tax Returns required to be filed by, or on behalf of, DMX and its Subsidiaries have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects; (B) all Taxes due and payable in respect of such Tax Returns (whether or not shown on such returns) have been fully and timely paid or are adequately provided for in the DMX Financial Statements; (C) all payments made to Affiliates were properly reported on such Tax Returns and (D) all Taxes relating to taxable periods beginning before the Closing Date (and a ratable portion of any Taxes relating to a taxable period which begins before and ends after the Closing Date) which are not yet due and payable by DMX or its Subsidiaries have been fully accrued on its books and adequate reserves have been established therefor, and all such Taxes not yet due and payable for all periods covered by the DMX Financial Statements have been adequately provided for in the DMX Financial Statements.

                                    (ii)     DMX and each of its Subsidiaries
has duly and timely withheld and paid over to the appropriate Governmental Authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

                                    (iii)    Section 3.3.11(b) of the DMX
Disclosure Schedule lists all federal, state, local and foreign Tax Returns of DMX and its Subsidiaries that currently are the subject of audit (including any jurisdictions for which only a written notice of audit has been received) or as to which there are other pending administrative or court proceedings with respect to any Taxes for which DMX may be liable, including any known criminal proceedings, and indicates the nature and status of any disputes or claims concerning such Taxes. DMX has delivered, or made available, to AEI complete copies of all Tax Returns of DMX and its Subsidiaries for Taxes measured on or by income or gross receipts, examination reports and statements of deficiencies assessed against or agreed to by DMX and its Subsidiaries for all taxable periods ending on or after December 31, 1997. All positions taken on such federal income Tax Returns that could give rise to a substantial understatement of federal income Tax of DMX within the meaning of Section 6662 of the Code have been disclosed in such Tax Returns in accordance with Section 6662.

                                    (iv)     Except as set forth in Section
3.3.11(c) of the DMX Disclosure Schedule, (A) neither DMX nor any of its Subsidiaries has received notice (written or oral) of any assessment or intent to make any assessment by any Governmental Authority regarding Taxes for any period for which Tax Returns have been filed by or on behalf of DMX or any of its Subsidiaries; (B) there are no pending requests for rulings from any Governmental Authority with respect to Taxes of DMX or any of its Subsidiaries;
(C) neither DMX nor any of its Subsidiaries has received written or to the Knowledge of LDIG or DMX, oral notice of any claim by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that DMX or any of its Subsidiaries are or may be subject to taxation by that jurisdiction or are obliged to act as withholding agent under the laws of that jurisdiction and (D) no waiver or extension of any statute of limitations has been given or requested with respect to DMX or any of its Subsidiaries in connection with any Tax Returns.

                                    (v)      There are no Security Interests on
any of the assets of DMX or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                                    (vi)     Except as set forth in Section
3.3.11(d) of the DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, sharing or indemnification of Taxes and there are no powers of attorney currently in effect with respect to any matter related to Taxes of DMX or any of its Subsidiaries.

                                    (vii)    Except as set forth in Section
3.3.11(e) of the DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries (A) is or has ever been a member of any "Affiliated Group" or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

                                    (viii)   The performance of the transactions
contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment, or the assumption of any obligation to make a payment, that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                                    (ix)     No portion of the cost of any of
the assets of DMX or any of its Subsidiaries was financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code.

                                    (x)      Except as set forth in Section
3.3.11(f) of the DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                                    (xi)     DMX utilizes the accrual method of
accounting for federal income tax purposes.

                                    (xii)    Neither LDIG nor DMX is a foreign
person within the meaning of Section 1445 of the Code.

                                    (xiii)   Except as set forth in Section
3.3.11(g) of the DMX Disclosure Schedule, neither DMX nor any other Person on behalf of DMX: (A) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by DMX; (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes with any Governmental Authority or (C) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by DMX. The Internal Revenue Service has not proposed any such adjustment or change in accounting method, and DMX has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of DMX.

                                    (xiv)    Except as set forth in Section
3.3.11(h) of the DMX Disclosure Schedule, none of the assets of DMX is (A) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;
(B) "tax-exempt use property" within the meaning of Section 168(h)(l) of the Code; (C) "tax exempt bond financed property" within the meaning of Section 168(g) of the Code or (D) "limited use property" (as that term is used in Rev. Proc. 76-30).

                                    (xv)     DMX does not constitute either a
"distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Contribution.

                                    (xvi)    None of the transactions
contemplated by this Agreement will cause any gain or loss to be recognized by reason of the application of the consolidated return regulations promulgated under Section 1502 of the Code.

                  3.3.12 Real Property. Section 3.3.12 of the DMX Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by or to DMX or any of its Subsidiaries. DMX has delivered, or made available, to AEI correct and complete copies of the leases and subleases listed in Section 3.3.12 of the DMX Disclosure Schedule (as amended to date). With respect to each lease and sublease to which DMX is a party, whether or not listed in Section 3.3.12 of the DMX Disclosure Schedule:

                            (i) such lease or sublease is legal, valid, binding,
enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity;

                            (ii) except as set forth in Section 3.3.12 of the
DMX Disclosure Schedule, no consent is required with respect to such lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

                            (iii) neither DMX nor, to the Knowledge of DMX, any
other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration thereunder;

                            (iv) no party to such lease or sublease has
repudiated any material provision thereof;

                            (v) there are no disputes, oral agreements or
forbearance programs in effect as to such lease or sublease;

                            (vi) Neither DMX nor any of its Subsidiaries has
assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                            (vii) DMX and each of its Subsidiaries have all
material Licenses and Permits required in connection with the operation of all facilities leased or subleased, and such facilities have been operated and maintained by DMX or such Subsidiary in all material respects in accordance with applicable laws, rules and regulations; and

                            (viii) all facilities leased or subleased thereunder
are supplied with utilities and other services necessary for the operation of said facilities.

                  3.3.13 Intellectual Property.

                            (i) Except as set forth in Section 3.3.13(a) of the
DMX Disclosure Schedule, DMX and each of its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of its business as presently conducted. DMX and each of its Subsidiaries have taken all necessary action to maintain and protect Intellectual Property that it owns or uses in the conduct of its business, as presently conducted or reasonably expected to be conducted.

                            (ii) Except as set forth in Section 3.3.13(b) of the
DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries has, in any material respect, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the shareholders or the directors or officers (or employees with responsibility for Intellectual Property matters) of DMX or any of its Subsidiaries has ever received any charge, complaint, claim, demand or notice alleging any such material interference, infringement, misappropriation or violation (including any claim that DMX or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of DMX, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict, in any material respect, with any Intellectual Property rights of DMX or any of its Subsidiaries.

                            (iii) Except as set forth in Section 3.3.13(c) of
the DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries holds any patent or patent registration which has been issued with respect to any of its Intellectual Property.

                  3.3.14 Tangible Assets. Except as set forth in Section 3.3.14 of the DMX Disclosure Schedule, DMX or a Subsidiary of DMX own or lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from all material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The tangible assets owned or leased by DMX and its Subsidiaries are sufficient to conduct its business as it is currently being conducted and as it is contemplated to be conducted in the future.

                  3.3.15 Contracts. Section 3.3.15 of the DMX Disclosure Schedule lists the following contracts and other agreements to which DMX is a party:

                            (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

                            (ii) any agreement concerning a partnership or joint
venture;

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
                            (iii) any agreement (or group of related agreements)
under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                            (iv) any agreement concerning noncompetition;

                            (v) any agreement with a DMX Shareholder or any
Affiliate of a DMX Shareholder other than at will employment arrangements for which no severance or other remuneration would be required in the event of a termination without cause;

                            (vi) any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

                            (vii) any written agreement for the employment of
any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 or providing severance benefits;

                            (viii) any agreement under which it has borrowed,
advanced or loaned any amount to any of its directors, officers and employees other than advances in anticipation of reimbursement of ordinary and necessary business expenses in an aggregate amount not exceeding $20,000; and

                            (ix) any agreements with employees or consultants
for the provision of any material goods or services other than on arms-length terms and in the Ordinary Course of Business.

         DMX has delivered, or made available, to AEI a correct and complete copy of each written agreement listed in Section 3.3.15 of the DMX Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.3.15 of the DMX Disclosure Schedule. With respect to each such agreement, except as set forth in
Section 3.3.15 of the DMX Disclosure Schedule: (A) the agreement is the legal, valid and binding obligation of DMX or a Subsidiary of DMX, enforceable against DMX or such Subsidiary and in full force and effect; (B) the agreement will continue to be the legal, valid and binding obligation of DMX or such Subsidiary, enforceable against DMX or such Subsidiary and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither DMX nor, to the Knowledge of DMX, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by, or permit termination, modification or acceleration, under the agreement and (D) no party has repudiated any provision of the agreement. The consummation of the transaction described herein will not affect any of the agreements disclosed herein in a manner that could reasonably be expected to have a Material Adverse Effect on DMX or any of its Subsidiaries.

                  3.3.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of DMX or any of its Subsidiaries.

                  3.3.17 Insurance. Section 3.3.17 of the DMX Disclosure
Schedule identifies each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) currently in effect to which DMX is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy, except as set forth in Section 3.3.17 of the DMX Disclosure
Schedule: (i) the policy is the legal, valid and binding obligation of DMX, enforceable against DMX and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither DMX nor, to the Knowledge of DMX, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by, or permit termination, modification or acceleration, under the policy and (iv) no party to the policy has repudiated any provision thereof. DMX has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section
3.3.17 of the DMX Disclosure Schedule describes any self-insurance arrangements affecting DMX.

                  3.3.18 Litigation. Section 3.3.18 of the DMX Disclosure Schedule sets forth each instance in which DMX or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of DMX, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority, including any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Except as disclosed in Section 3.3.18 of the DMX Disclosure Schedule, to the Knowledge of DMX, DMX has no basis to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against DMX or any of its Subsidiaries.

                  3.3.19 Licenses and Permits. Except as set forth in Section
3.3.19 of the DMX Disclosure Schedule, DMX and each of its Subsidiaries own, hold or possess all Licenses and Permits with any Governmental Authority and any other Person necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted, except for such Licenses and Permits the absence of which would not reasonably be expected to have a Material Adverse Effect. Neither DMX nor any of its Subsidiaries is in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it in any case which would reasonably be expected to have a Material Adverse Effect.

                  3.3.20 Consents. Section 3.3.20 of the DMX Disclosure Schedule lists each material permit and contract (true and complete copies of which have been made available to AEI) as to which notice to, or the consent of, a Governmental Authority or Person is required to be obtained by DMX as a condition to the transfer of control or the right to control such material permit or contract in connection with the transactions contemplated hereby (the "DMX Required Consents"). Other than filings and/or notices under HSR, and except for the aforementioned notices and consents, which shall have been obtained prior to the Closing Date, no Licenses and Permits of any Governmental Authority or any Person are required to be obtained by DMX or made by or with respect to DMX on or prior to the Closing Date in connection with (i) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by DMX of any other action contemplated hereby, (ii) the continuing validity and effectiveness immediately following the Effective Time of any material contract or permit of DMX or (iii) the conduct by DMX of its business immediately following the Closing as conducted or proposed to be conducted on the date hereof.

                  3.3.21 Employees. To the Knowledge of DMX, no executive, key employee or group of employees currently has any plans voluntarily to terminate employment with DMX or any of its Subsidiaries. Neither DMX nor any of its Subsidiaries has committed any unfair labor practice. DMX has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of DMX or any of its Subsidiaries.

                  3.3.22 Employee Benefits.

                            (i) Section 3.3.22 of the DMX Disclosure Schedule
lists each Employee Benefit Plan that DMX or any of its Subsidiaries maintains or to which DMX or any of its Subsidiaries contributes or with respect to which DMX has or could have any material Liability or obligation (each a "DMX Employee Benefit Plan").

                            (ii) Each DMX Employee Benefit Plan (and each
related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                            (iii) All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each DMX Employee Benefit Plan, except where failure to do so could not reasonably be expected to result in a material Liability to DMX or any of its Subsidiaries, as applicable. The applicable requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met in all material respects with respect to each group health plan (as defined in Section 607(1) of ERISA and Section 4980B(g)(2) of the Code) sponsored, maintained or contributed to by DMX, any of its Subsidiaries or any trade or business (whether or not incorporated) which is or at the relevant time was under common control, or which is or at the relevant time was treated as a single employer, with DMX or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a "DMX ERISA Affiliate").

                            (iv) All contributions (including all employer
contributions and employee salary reduction contributions) which are due have been paid to each DMX Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of DMX. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each DMX Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                            (v) Each DMX Employee Benefit Plan which is intended
to be qualified under Code Section 401(a) is so qualified and (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, or (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS.

                            (vi) DMX has delivered, or made available, to AEI
correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement each DMX Employee Benefit Plan.

                            (vii) With respect to each Employee Benefit Plan
that DMX or any of its Subsidiaries maintains or ever has maintained or to which it contributes, ever has contributed or ever has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan which could reasonably be expected to result in a material Liability to DMX, its Subsidiaries or, to DMX's Knowledge, any other Person, which Liability has not already been satisfied. To DMX's Knowledge, no Fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. DMX has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                            (viii) None of DMX or any of its Subsidiaries
contributes to, has ever contributed to or has ever been obligated to contribute to any "employee pension plan," as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or to any Multiemployer Plan.

                            (ix) Neither DMX nor any of its Subsidiaries
maintains or contributes to, has ever maintained or contributed to and has ever been required to contribute to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than as required by applicable law, including, without limitation, Sections 601 through 609 of ERISA and Section 4980B of the Code).

                  3.3.23 Guaranties. Neither DMX nor any of its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person, except as noted on Section 3.3.23 of the DMX Disclosure Schedule.

                  3.3.24 Environment, Health and Safety.

                            (i) DMX and each of its Subsidiaries have complied
in all material respects with all Environmental, Health and Safety Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, DMX and each of its Subsidiaries have obtained and been in compliance with all of the terms and conditions of all material permits, licenses and other authorizations which are required under, and have complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws.

                            (ii) DMX and each of its Subsidiaries have no
Liability and have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against DMX or any of its Subsidiaries giving rise to any Liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or for any reason under any Environmental, Health and Safety Law.

                            (iii) All properties and equipment owned by, or used
in the business of, DMX and each of its Subsidiaries have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances.

                  3.3.25 Customers. All contracts and agreements with customers of DMX and its Subsidiaries are valid, effective and enforceable, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity.

                  3.3.26 Relationships with Customers and Suppliers. Except as set forth in Section 3.3.26 of the DMX Disclosure Schedule, DMX believes that the relationships of DMX and its Subsidiaries with the existing material customers and suppliers of DMX and its Subsidiaries are sound, and, apart from the negative market reactions that might arise from the consummation of the transactions contemplated by this Agreement, there is no basis to believe that any of the primary customers or suppliers of DMX or any of its Subsidiaries will materially and adversely change the manner in which they currently conduct business with DMX or any of its Subsidiaries. Except as set forth in Section
3.3.26 of the DMX Disclosure Schedule, DMX does not know of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with DMX or any of its Subsidiaries:

                            (i) any current customer of DMX or any of its
Subsidiaries which accounted for over 1% of total net sales of such company for its most recently completed fiscal year or

                            (ii) any current supplier to DMX or any of its
Subsidiaries of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which could reasonably be expected to have an adverse effect on DMX or any of its Subsidiaries.

           Since the date of the Most Recent DMX Balance Sheet, no customer (or group of customers) purchasing in the aggregate $100,000 in products and services on a yearly basis has terminated its relationship with DMX and its Subsidiaries prior to the end of the term of such customer's contract or the completion of services performed by DMX and its Subsidiaries.

                  3.3.27 Employee and Shareholder Indebtedness. Section 3.3.27 of the DMX Disclosure Schedule sets forth, as of the date hereof, all indebtedness to DMX or any of its Subsidiaries of the DMX Shareholders or the officers, directors or employees of DMX and its Subsidiaries.

                  3.3.28 Product Liability. Except to the extent covered by insurance (other than the applicable insurance deductibles), neither DMX nor any of its Subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against DMX or any of its Subsidiaries giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, delivered, promoted, advertised or marketed by DMX or any of its Subsidiaries.

                  3.3.29 Change in Control. Except as set forth in Section
3.3.29 of the DMX Disclosure Schedule, neither DMX nor any of its Subsidiaries is a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the transactions contemplated hereby do not (either alone or upon the


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
occurrence of additional acts or events which have occurred) result in any payment or payments becoming due from DMX to any Person or give any Person the right to terminate or alter the provisions of any agreement to which DMX is a party.

                  3.3.30 Brokers' Fees. Neither DMX, any of its officers, directors or employees, nor any Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                              SECTION 4. COVENANTS

           4.1 PRE-CLOSING COVENANTS. From the date hereof until the earlier of the Closing or, if applicable, termination of this Agreement under Section 7:

                  4.1.1 AEI Shareholders Meeting. AEI, acting through its Board of Directors, will, in accordance with applicable law and AEI's Organizational Documents, duly call, give notice of, convene and hold a meeting of its shareholders as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon the approval of the Share Exchange, redemption and note issuance and any other related matters required under applicable law to be approved by such shareholders. AEI's Board of Directors will recommend such approval by the shareholders and shall take all reasonable, lawful action to solicit such approval by its shareholders.

                  4.1.2 Notices and Consents. Each of the Contributing Parties and Maxide will use its commercially reasonable efforts to obtain the AEI and DMX Required Consents and to consummate the transactions contemplated hereby, including, without limitation, entering into agreements with certain AEI Shareholders who are not accredited investors with respect to the redemption of AEI Common Stock.

                  4.1.3 Equity Interests and Ownership Interests. Each of the Contributing Parties will maintain all of its Equity Interests in full force and effect, and no Contributing Party will sell, transfer, assign or take any action to make any disposition of any of the Equity Interests or the ownership interests held by such Person other than as contemplated by this Agreement and the Transaction Documents.

                  4.1.4 Continuity and Maintenance of Operations.

                            (i) Each of DMX and AEI will continue to operate its
businesses, and cause its Subsidiaries to operate their businesses, in the ordinary course consistent with past practices and will use their best efforts to keep available the services of their employees and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with such Party and its Subsidiaries relating to its businesses. Without limiting the generality of the foregoing, each of DMX and AEI will, and will cause its Subsidiaries to, maintain their assets in good condition and repair, maintain insurance as in effect on the date of this

Agreement and keep all of their business books, records and files in the Ordinary Course of Business in accordance with past practices.

                            (ii) Neither DMX nor AEI will incur any indebtedness
for borrowed money except as contemplated under Section 4.1.8, and each of DMX and AEI will not permit any of its Subsidiaries to incur any indebtedness for borrowed money except as contemplated under Section 4.1.8.

                            (iii) Except as they may otherwise agree in writing,
and except as disclosed in Section 4.1.4 of the AEI Disclosure Schedule and
Section 4.1.4 of the DMX Disclosure Schedule, neither DMX nor AEI will, and each of DMX and AEI will cause its Subsidiaries not to, enter into or consummate any material acquisition, sale, merger, consolidation, strategic alliance or similar transaction without the prior written consent of the other Party.

                            (iv) Neither DMX nor AEI will, and each of DMX and
AEI will cause its Subsidiaries not to, (A) issue any additional equity securities of whatever class or series, (B) make any distributions with respect to its capital stock or (C) redeem and/or repurchase outstanding equity, except as contemplated under this Agreement.

                  4.1.5 No Violations of Representations and Warranties. No Party will voluntarily take any action that is likely to or will result in the failure of any representation or warranty to be true and correct on and as of the Closing Date.

                  4.1.6 Malone Covenants.

                            (i) Malone will vote all shares of AEI Common Stock
with respect to which he possesses a right to vote in favor of the Share Exchange, the acceleration of unvested AEI Options pursuant to the AEI Stock Option Plan in accordance with the shareholder approval requirements of Section 280G of the Code and the other transactions contemplated by this Agreement.

                            (ii) Malone will not sell, transfer or otherwise
dispose of any of his shares of AEI Common Stock prior to the earlier of the consummation of the transactions contemplated by this Agreement or the termination of the Agreement pursuant to Section 7.

                  4.1.7 Maxide Debt. As soon as is reasonably practicable following the execution of this Agreement, the Parties will use their best efforts to secure a loan of not less than $125 million for Maxide to be funded in full at the Closing. Maxide will, at Closing, use the proceeds of such financing to:

                            (i) refinance AEI's institutional debt (which
institutional debt will not exceed $49 million at Closing) and pay any prepayment penalty imposed by such lenders;

                            (ii) satisfy AEI's obligations under the Alliance
Stock Redemption Agreement, the DuKane Contribution Agreement and the Schroder Warrant Redemption Agreement;

                            (iii) satisfy AEI's obligations to make cash
payments to AEI Stock Optionholders, in an aggregate amount not to exceed $22.2 million, to cancel outstanding AEI stock options and to make certain payments for post-closing employment under the AEI Stock Option Cancellation Agreements;

                            (iv) make the cash payments due to AEI Shareholders
who exercise and properly perfect their dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act in connection with the Share Exchange; and

                            (v) cover the costs incurred by AEI and DMX (except
to the extent of costs to be borne by AEI Shareholders as described under "Expenses" in the Letter Agreement).

                  4.1.8 Pre-Closing Debt Levels of AEI, Maxide and DMX. From the date hereof through the Closing Date:

                            (i) AEI will manage its affairs so that AEI and its
Subsidiaries do not have, immediately prior to the Closing, debt for borrowed money in excess of $49 million;

                            (ii) DMX will manage its affairs so that DMX and its
Subsidiaries do not have, immediately prior to the Closing, debt for borrowed money in excess of $3.7 million (exclusive of debt owed to former stockholders of Xtra Music Limited, which debt is to be satisfied in full by LDIG as required by Section 4.2.2); and

                            (iii) Maxide will maintain its affairs so that
Maxide does not have any liabilities (other than incidental expenses associated with this organization) and any debt for borrowed money other than the obligations it has or will have at the Closing under the $125 million credit facility contemplated by Section 4.1.7.

           4.2 POST-CLOSING COVENANTS.

                  4.2.1 Tax Matters. From and after the Closing Date:

                            (i) Each of the Parties agrees to use reasonable
efforts to cause the Contribution, the Share Exchange and the Subsequent Contribution to constitute exchanges governed by Section 351 of the Code and will not take any action reasonably likely to cause the Contribution, governed by the Share Exchange and the Subsequent Contribution not to so qualify. Unless and then only to the extent otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local law, each Party agrees (A) to report the Contribution, the Share Exchange and the Subsequent Contribution as exchanges governed by Section 351 of the Code and (B) not to take any position in any audit, administrative proceeding or litigation that is inconsistent with the characterization of the Contribution, the Share Exchange and the Subsequent Contribution as exchanges governed by
Section 351 of the Code.

                            (ii) Without the prior written consent of Malone
(which consent may be withheld at Malone's sole discretion), for a period of not less than two years after the Closing Date, AEI will not, and Maxide will not permit AEI to, (A) merge with or into Maxide, DMX or any other Affiliate of Maxide, (B) transfer any of its assets to Maxide, (C) transfer all or substantially all of its assets to any Affiliate of Maxide (other than transfers to DMX) or (D) actually or constructively liquidate. No Party has any current plan or intention to (or to cause AEI to) perform any of the transactions listed in this Section 4.2.1(ii).

                            (iii) Without the prior written consent of Malone
(which consent may be withheld at Malone's sole discretion), for a period of not less than two years after the Closing Date, DMX will not, and Maxide will not permit DMX to (A) merge with or into Maxide, AEI or any other Affiliate of Maxide, (B) transfer any of its assets to Maxide or AEI, (C) transfer all or substantially all of its assets to any Affiliate of Maxide or (D) actually or constructively liquidate. No Party has any current plan or intention to (or to cause DMX to) perform any of the transactions listed in this Section 4.2.1(iii).

                  4.2.2 Payments to Former Stockholders of Xtra Music Limited. If and to the extent that any amounts are due and owing to former shareholders of Xtra Music Limited, in connection with DMX's acquisition of its interest in Xtra Music Limited, LDIG will pay, or cause to be paid, when due, such amounts.

                  4.2.3 Post-Closing Dissenters' Payments. AEI will, and Maxide will cause AEI to, pay any and all amounts due to the AEI Stock Optionholders under the Stock Option Cancellation Agreements that AEI enters into prior to the Closing, whether such amounts are payable at or subsequent to the Closing. To the extent that AEI Shareholders exercise and perfect dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act, AEI will, and Maxide will cause AEI to, pay after the Closing any and all amounts to which such dissenting AEI Shareholders are entitled under applicable law.

           4.3 ACCOUNTING TREATMENT. The parties intend, for accounting and purchase accounting purposes, to treat the Contribution and Share Exchange as though they had occurred and were effective as of May 1, 2001.

           4.4 POST-CLOSING PAYMENT. No later than May 31, 2001, Maxide will disburse to LDIG $1,272,533 to reimburse it for prior funding of DMX's expenses. The parties acknowledge that LDIG is providing certain employee health and retirement plan benefits to DMX on an ongoing basis and that Maxide or DMX will reimburse LDIG for such benefits from and including May 1, 2001.

                      SECTION 5. CONDITIONS TO OBLIGATIONS
                           OF THE CONTRIBUTING PARTIES

           5.1 JOINT CONDITIONS TO CLOSING. The obligations of Maxide, LDIG, DMX, AEI and Malone to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to satisfaction, or waiver by them, at or prior to the Closing, of each of the following conditions:

                  5.1.1 HSR Waiting Period; Government Approvals. Any applicable waiting period under the HSR has expired or terminated. All requisite governmental approvals and waivers have been received.

                  5.1.2 Debt Facility. At least $125 million in debt financing for Maxide has been received on terms reasonably acceptable to AEI and LDIG.

                  5.1.3 European and Middle East Business Operations. DMX and AEI shall each have, in their discretion, consented to the terms of a merger or other business combination in which the operations of Xtra Music Limited are merged or combined with the European and Middle East operations of AEI. Such terms must be agreed upon, and set forth in Exhibit K to be attached to this Agreement, no later than May 31, 2001.

                  5.1.4 Xtra Music Limited Funding. DMX and AEI shall have reached a mutually acceptable agreement as to the funding of capital contributions to be made by DMX to Xtra Music Limited other than such funding as is to be made by LDIG under Section 5.2.19. This Agreement shall be set forth in Exhibit K.

                  5.1.5 Absence of Injunctions. No permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby as provided herein shall be in effect.

                  5.1.6 Dissenters' Rights. In the Share Exchange, dissenters' rights have not been exercised by AEI Shareholders owning five percent (5%) or more of the shares of AEI Common Stock.

                  5.1.7 Special Power of Attorney. Each Remaining AEI Shareholder has executed the Special Power of Attorney referred to in Section 2.8.

           5.2 CONDITIONS TO THE OBLIGATIONS OF AEI. The obligations of AEI to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to satisfaction, or waiver by it, at or prior to the Closing, of each of the following conditions:

                  5.2.1 Truth of Representations and Warranties. All representations and warranties of Maxide, LDIG and DMX set forth in this Agreement are true in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which are true only as of the specified date).

                  5.2.2 Performance of Agreements. All agreements of each of Maxide, DMX and LDIG set forth in this Agreement that are required to be performed by it at or before the Closing have been performed in all material respects.

                  5.2.3 Notices and Consents. All of the DMX Required Consents have been obtained other than where failure to obtain such consent does not have a Material Adverse Effect on DMX, AEI or any of their Subsidiaries or their properties, taken as a whole, or on the ability of the Contributing Parties to consummate the transactions contemplated hereby.

                  5.2.4 No Material Adverse Change. No material adverse change has occurred in the financial condition, operations or prospects of DMX and its Subsidiaries, taken as a whole, since June 30, 2000.

                  5.2.5 Voting Agreement. LDIG shall have executed and delivered the Voting Agreement.

                  5.2.6 Stockholders Agreement. LDIG and Maxide shall have executed and delivered the Stockholders Agreement.

                  5.2.7 Employment Agreement. Maxide shall have executed and delivered the Malone Employment Agreement.

                  5.2.8 Board of Directors. Each member of the Board of Directors of AEI shall have resigned as a member of such Board of Directors, effective as of the Closing Date. Maxide, LDIG, DMX and AEI have taken any and all actions as may be necessary to elect, effective as of the Closing Date, the Persons identified in Exhibit J as the members of the Boards of Directors of Maxide, DMX and AEI, respectively.

                  5.2.9 Opinion Letter. Maxide, DMX and LDIG shall have delivered to the Remaining AEI Shareholders an opinion dated as of the Closing Date from Sherman & Howard L.L.C., special counsel to Maxide, DMX and LDIG, addressed and in form satisfactory to AEI.

                  5.2.10 DMX Officer's Certificate. DMX shall have delivered to AEI a certificate of the President or Chief Operating Officer of DMX to the effect that:

                            (i) The representations and warranties of DMX
contained in this Agreement are true and correct on and as of the Closing Date as though made on and as of the


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
Closing Date (except for representations and warranties made as of a specified date, which are true only as of the specified date);

                            (ii) DMX has performed and complied in all material
respects with all of the covenants and agreements hereunder required to be performed and complied with on and as of the Closing Date; and

                            (iii) No action, suit or proceeding is pending or
threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely in any material respect the right of the Remaining AEI Shareholders to own the capital stock of Maxide or (D) affect adversely in any material respect the right of DMX to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge is in effect).

                  5.2.11 Maxide Officer's Certificate. Maxide shall have delivered to the Remaining AEI Shareholders a certificate of the President or Chief Operating Officer of Maxide to the effect that:

                            (i) The representations and warranties of Maxide
contained in this Agreement are true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which are true only as of the specified date);

                            (ii) Maxide has performed and complied in all
material respects with all of the covenants and agreements hereunder required to be performed and complied with on and as of the Closing Date; and

                            (iii) No action, suit or proceeding is pending or
threatened in writing before any court of quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely in any material respect the right of the Remaining AEI Shareholders to own the capital stock of Maxide or (D) affect adversely in any material respect the right of Maxide to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge is in effect).

                  5.2.12 LDIG Officer's Certificate. LDIG shall have delivered to the Remaining AEI Shareholders a certificate of the President or Chief Operating Officer of LDIG to the effect that:

                            (i) The representations and warranties of LDIG
contained in this Agreement are true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which are true only as of the specified date);

                            (ii) LDIG has performed and complied in all material
respects with all of the covenants and agreements hereunder required to be performed and complied with on and as of the Closing Date; and

                            (iii) No action, suit or proceeding is pending or
threatened in writing before any court of quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely in any material respect the right of the Remaining AEI Shareholders to own the capital stock of Maxide or (D) affect adversely in any material respect the right of LDIG to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge is in effect).

                  5.2.13 Maxide's Secretary's Certificate. Maxide shall have delivered to the Remaining AEI Shareholders a certificate dated as of the Closing Date, signed by a Secretary or Assistant Secretary of Maxide, certifying that attached thereto are true and complete copies of:

                            (i) The Certificate of Incorporation and the Bylaws
of Maxide and all amendments thereto;

                            (ii) Resolutions of the Maxide Board of Directors,
authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant thereto; and

                            (iii) Certificates of incumbency with respect to
each Maxide officer executing and delivering any Transaction Documents.

                  5.2.14 DMX's Secretary's Certificate. DMX shall have delivered to the Remaining AEI Shareholders a certificate dated as of the Closing Date, signed by a Secretary or Assistant Secretary of DMX, certifying that attached thereto are true and complete copies of:

                            (i) The Certificate of Incorporation and the Bylaws
of DMX and all amendments thereto;

                            (ii) Resolutions of the DMX Board of Directors,
authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant thereto; and

                            (iii) Certificates of incumbency with respect to
each DMX officer executing and delivering any Transaction Documents.

                  5.2.15 LDIG's Secretary's Certificate. LDIG shall have delivered to the Remaining AEI Shareholders a certificate dated as of the Closing Date, signed by a Secretary or Assistant Secretary of LDIG, certifying that attached thereto are true and complete copies of:

                            (i) The Certificate of Incorporation and the Bylaws
of LDIG and all amendments thereto;

                            (ii) Resolutions of the LDIG Board of Directors,
authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant thereto; and

                            (iii) Certificates of incumbency with respect to
each LDIG officer executing and delivering any Transaction Document.

                  5.2.16 Put Rights. LDIG shall have executed and delivered the Put and Call Agreement.

                  5.2.17 Contribution of Xtra Music. DMX shall own a 50% interest in Xtra Music Limited, free of any debt other than obligations which will be satisfied by LDIG or such as have been agreed to pursuant to Sections
5.1.3 and 5.1.4.

                  5.2.18 Registration Rights. Maxide and LDIG shall have executed and delivered the Registration Rights Agreements.

                  5.2.19 LDIG Subordinated Loan. LDIG shall have made a subordinated loan to Maxide in the principal amount of $2,060,000 to fund the capital contribution to be made by DMX to Xtra Music Limited. Maxide will be obligated to repay such loan in accordance with the terms of the LDIG Promissory
Note in the form attached hereto as Exhibit I.

                  5.2.20 Conversion of Intercompany Debt. LDIG and DMX shall have entered into an agreement, in form satisfactory to AEI, pursuant to which LDIG has contributed to DMX as a capital contribution, the entire intercompany obligation of DMX to LDIG as of the Closing Date, which debt is expected to be in the approximate amount of $80 million.

           5.3 CONDITIONS TO THE OBLIGATIONS OF MAXIDE, LDIG AND DMX.

                  The obligations of Maxide, LDIG and DMX to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to satisfaction, or waiver by LDIG, at or prior to the Closing, of each of the following conditions:

                  5.3.1 Truth of Representations and Warranties. All representations and warranties of AEI set forth in this Agreement are in all material respects true in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which are true only as of the specified date).

                  5.3.2 Performance of Agreements. All agreements of AEI and Malone set forth in this Agreement that are required to be performed by it or him at or before the Closing have been performed in all material respects.

                  5.3.3 Notices and Consents. All of the AEI Required Consents have been obtained other than where failure to obtain such consent does not have a Material Adverse Effect on AEI or any of its Subsidiaries or their properties, taken as a whole, or on the ability of the Contributing Parties to consummate the transactions contemplated hereby.

                  5.3.4 No Material Adverse Change. No material adverse change has occurred in the financial condition, operations or prospects of AEI and its Subsidiaries, taken as a whole, since June 30, 2000.

                  5.3.5 Voting Agreement. Malone and the Consenting AEI Shareholders shall have executed and delivered the Voting Agreement.

                  5.3.6 Stockholders Agreement. The Consenting AEI Shareholders shall have executed and delivered the Stockholders Agreement.

                  5.3.7 Employment Agreement. Maxide shall have executed and delivered the Troxel Employment Agreement.

                  5.3.8 Board of Directors. Each member of the Board of Directors of DMX shall have resigned as a member of such Board of Directors, effective as of the Closing Date, and Maxide, LDIG, DMX and AEI have taken any and all actions necessary to elect, effective as of the Closing Date, the Persons identified in Exhibit J as the members of the Boards of Directors of Maxide, DMX and AEI, respectively.

                  5.3.9 Opinion Letter. AEI shall have delivered to LDIG an opinion dated as of the Closing Date from Perkins Coie LLP, special counsel to AEI, addressed and in form satisfactory to LDIG.

                  5.3.10 AEI Officer's Certificate. AEI shall have delivered to LDIG a certificate of the President or Chief Operating Officer of AEI to the effect that:

                            (i) The representations and warranties of AEI
contained in this Agreement are true and correct on and as of the Closing Date as though made on and as of the

Closing Date (except for representations and warranties made as of a specified date, which are true only as of the specified date);

                            (ii) AEI has performed and complied in all material
respects with all of the covenants and agreements hereunder required to be performed and complied with on and as of the Closing Date; and

                            (iii) No action, suit or proceeding is pending or
threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely in any material respect the right of LDIG to own the capital stock of Maxide or
(D) affect adversely in any material respect the right of AEI to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge is in effect).

                  5.3.11 AEI's Secretary's Certificate. AEI shall have delivered to LDIG a certificate dated as of the Closing Date, signed by a Secretary or Assistant Secretary of AEI, certifying that attached thereto are true and complete copies of:

                            (i) The Articles of Incorporation and the Bylaws of
AEI and all amendments thereto;

                            (ii) Resolutions of the AEI Board of Directors,
authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant thereto; and

                            (iii) Certificates of incumbency with respect to
each AEI officer executing and delivering any Transaction Documents.

                  5.3.12 Call Rights. The Consenting AEI Shareholders shall have executed and delivered the Put and Call Agreement.

                  5.3.13 Cancellation or Exercise of Existing AEI Stock Options. On or prior to the Closing, AEI shall have obtained the written commitments from each of the AEI Stock Optionholders to take one of the following alternatives prior to the Closing:

                            (i) to cancel the AEI Stock Options held in exchange
for cash payments, as set forth in an AEI Stock Option Cancellation Agreement;
or

                            (ii) if such AEI Stock Optionholder is an accredited
investor, to exercise all of its AEI Stock Options immediately prior to, and in connection with, the Closing, entitling such AEI Stock Optionholder to receive consideration as a Remaining AEI Stockholder in connection with the Share Exchange as contemplated by Section 2.3.

                  5.3.14 Registration Rights. The Consenting AEI Shareholders shall have executed and delivered the Registration Rights Agreement.

                  5.3.15 AEI Shareholder Approval. AEI Shareholders holding at least a two- thirds of the outstanding AEI Common Stock have approved the Share Exchange.

                  5.3.16 AEI Brokers Release. The broker listed in Section
3.2.30 of the AEI Disclosure Schedule has executed a release for (i) any liability for the payment of any brokerage fees in excess of $1,700,000 and (ii) all other claims arising from the agreement(s) listed on Section 3.2.30 of the AEI Disclosure Schedule.

                  5.3.17 Tax Sharing Agreement. Maxide has entered into a mutually agreeable tax-sharing agreement with LDIG regarding the options to buy LDIG Common Stock held by employees of DMX.

                               SECTION 6. CLOSING

           6.1 CLOSING. Subject to the provisions of Section 7, the Closing will take place on a date mutually agreed to by the Parties that is as soon as practicable after all requisite SEC and shareholder approvals are obtained and all other closing conditions are satisfied or waived (the "Closing Date").

           6.2 ITEMS TO BE DELIVERED BY THE CONTRIBUTING PARTIES.

                  6.2.1 At the Closing, LDIG will deliver to Maxide duly executed certificates or assignments separate from certificate representing the shares evidencing the DMX Equity Interests. Such contribution will be made free and clear of all liens, encumbrances and adverse claims.

                  6.2.2 At the Closing, AEI will deliver to Maxide duly executed certificates or assignments separate from certificate representing the shares evidencing the AEI Equity Interests. Such contribution will be made free and clear of all liens, encumbrances and adverse claims.

           6.3 ITEMS TO BE DELIVERED BY MAXIDE.

                  (i) At the Closing, Maxide will deliver to LDIG (A) duly executed certificates representing the shares of Maxide Common Stock as provided in Section 2.2 and (B) such other instruments as may be necessary to consummate the transactions contemplated by this Agreement.

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
                  (ii) At the Closing, Maxide will deliver to the Remaining AEI Shareholders (A) duly executed certificates representing the shares of Maxide Common Stock to which they are entitled under Section 2.3(ii), (B) their respective share of the AEI Cash Consideration to which they are entitled under
Section 2.3(i), payable in cash or through the wire transfer of immediately available funds to such accounts as may be designated by AEI not less than five
(5) days prior to the Closing Date; (C) the Promissory Notes to which they are entitled under Section 2.3(iii) and (D) such other instruments as may be necessary to consummate the transactions contemplated by this Agreement.

                  (iii) At the Closing, AEI will, and Maxide will cause AEI to, pay the cash payment due to Alliance to redeem its equity interest in AEI as provided in the Alliance Stock Redemption Agreement. Such payment shall be made in cash, or through the wire transfer of immediately available funds, as required by the terms of the Alliance Stock Redemption Agreement.

                  (iv) At the Closing, AEI and/or Maxide will deliver the consideration due to DuKane as provided in the DuKane Contribution Agreement.

                  (v) At the Closing, AEI will, and Maxide will cause AEI to, perform any and all obligations that AEI has as of the Closing under the Schroder Warrant Redemption Agreement.

                  (vi) At the Closing, Maxide shall deliver to AEI the cash consideration, if any, to be reserved for payment to AEI Dissenting Shareholders as provided in Section 2.3.

           6.4 OTHER ITEMS TO BE DELIVERED AT CLOSING.

                  (i) At the Closing, Maxide, LDIG and DMX shall deliver (A) to the extent not already delivered, each of the documents required by Section 5.2 and (B) evidence reasonably satisfactory to AEI of the satisfaction of each of the other closing conditions required by Section 5.1.

                  (ii) At the Closing, AEI shall deliver (A) to the extent not already delivered, each of the documents required by Section 5.3 and (B) evidence reasonably satisfactory to Maxide, LDIG and DMX of the satisfaction of each of the other closing conditions required by Section 5.1.

                             SECTION 7. TERMINATION

           7.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, whether before or after approval of this Agreement:

                  (i) by mutual consent of LDIG and AEI;


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
                  (ii) by either AEI or LDIG if a joint condition to closing specified in Section 5.1 has not been satisfied on or before May 31, 2001, and the failure to satisfy such joint condition to closing is not attributable to such Party's breach of any obligation imposed upon it under this Agreement;

                  (iii) by either AEI or LDIG if the Parties are unable to obtain, on or before May 31, 2001, a bank commitment letter, in form and substance reasonably satisfactory to the Parties, for not less than $125 million of financing for Maxide;

                  (iv) by AEI if a condition to closing specified in Section 5.2 has not been satisfied on or before May 31, 2001, unless the failure to satisfy such condition is attributable to AEI's or Malone's breach of any obligation imposed upon it or him under this Agreement;

                  (v) by LDIG if a condition to closing specified in Section 5.3 has not been satisfied on or before May 31, 2001, unless the failure to satisfy such condition is attributable to Maxide's, LDIG's or DMX's breach of any obligation imposed upon it under this Agreement; or

                  (vi) by either AEI or DMX if (A) in the case of DMX, either AEI or Malone is in material breach of a material obligation hereunder, and such material breach is not cured in full within ten (10) days of demand by DMX, specifying in reasonable detail the nature of the default, or (B) in the case of AEI, either Maxide, DMX or LDIG is in breach of a material obligation hereunder, and such material breach is not cured in full within ten (10) days of demand from AEI, specifying in reasonable detail the nature of the default.

           7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.1, this Agreement forthwith shall become null and void and have no further effect, and there shall be no liability or obligation on the part of Maxide or any of the Contributing Parties or their respective Affiliates, stockholders, directors, officers, agents or representatives other than as provided in Section 7.3 and except that the obligations of the Parties pursuant to Section 9.2 shall survive the termination of this Agreement indefinitely.

           7.3 BREAK-UP FEE. In the event that this Agreement is terminated by LDIG pursuant to either paragraph (v) or (vi) of Section 7.1, AEI will pay to LDIG $5 million no later than five (5) days after such termination. In the event that this Agreement is terminated by AEI pursuant to either paragraph (iv) or
(vi) of Section 7.1, DMX will pay to AEI $5 million no later than five (5) days after such termination. In the event this Agreement is terminated pursuant to any other paragraph of Section 7.1, no Party shall have any liability or further obligation to any other Party to this Agreement.

                     SECTION 8. SURVIVAL AND INDEMNIFICATION

           8.1 SURVIVAL. All representations and warranties contained in this Agreement or in the other Transaction Documents or in any certificate delivered pursuant hereto or thereto shall


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
survive the Closing for a period ending the later of (i) 12 months after the Effective Time or (ii) 60 days following delivery to LDIG and the AEI Shareholder Representative of Maxide's audited financial statements for the year ending December 31, 2001 (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto; provided, however that the representations and warranties in
Section 3.2.11 and Section 3.3.11 shall survive the Closing for a period ending on the date which is two years after the Effective Time (the "Tax Survival Period"). The covenants and agreements contained in this Agreement or in the other Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

           8.2 INDEMNIFICATION.

                  (i) Subject to the limitations set forth in this Section 8, from and after the Closing, each of Maxide, LDIG and DMX (the "LDIG Indemnifying Parties"), jointly and severally, shall indemnify and hold the Remaining AEI Shareholders and their officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "AEI Indemnified Parties") harmless from and against, and shall reimburse the AEI Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, costs or expenses, including legal fees or disbursements ("Losses") arising out of (A) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by Maxide, LDIG or DMX in this Agreement, together with the DMX Disclosure Schedule as delivered upon execution of this Agreement and as may be updated pursuant to Section 3.3, or in any other Transaction Document and (B) any failure by Maxide, LDIG or DMX to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Transaction Document.

                  (ii) Subject to the limitations set forth in this Section 8, from and after the Closing, the Remaining AEI Shareholders (the "AEI Indemnifying Parties") shall indemnify and hold each of Maxide, LDIG, and DMX, and each of their officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "LDIG Indemnified Parties") harmless from and against, and shall reimburse the LDIG Indemnified Parties for, any and all Losses arising out of (A) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by AEI in this Agreement, together with the AEI Disclosure Schedule as delivered upon execution of this Agreement and as may be updated pursuant to Section 3.2, or in any other Transaction Document and
(B) any failure by AEI to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Transaction Document.

                  (iii) Section 3.3.9 of the DMX Disclosure Schedule notes that Pixel Systems, Inc., by correspondence commencing on August 2, 2000, has alleged claims against DMX in the amount of $5,234,787 arising out of an agreement for the purchase of VSAT equipment and related services (the "Pixel Claims"). Notwithstanding any other provisions in this Agreement to the contrary, if DMX, Maxide, AEI, any of their Subsidiaries or any of their respective directors,

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
officers, employees or agents (the "Maxide Indemnified Parties") should, at any time, incur or be likely to incur any Losses (as defined in Section 8.2(i)) arising out of the Pixel Claims, such Losses shall be handled as follows:

                            (A) LDIG shall indemnify and hold harmless the
Maxide Indemnified Parties from any and all such Losses in accordance with the procedures set forth in this Section 8.2(iii).

                            (B) To the extent that the Maxide Indemnified
Parties have Losses which in the aggregate are equal to or less than $1,000,000, LDIG will either (i) promptly pay such Losses in cash so that the Maxide Indemnified Parties do not in any way bear such Losses or (ii) cause Maxide to issue to the Remaining AEI Shareholders, in proportion to the number of shares of Maxide Common Stock obtained by them in connection with the Share Exchange, additional shares of Maxide Common Stock equal to the aggregate amount of such Losses divided by $417.40 (with incidental expenses incurred by Maxide in issuing such shares of Maxide Common Stock to be borne by LDIG).

                            (C) To the extent that the Maxide Indemnified
Parties have Losses which in the aggregate exceed $1,000,000, LDIG will promptly pay such Losses in cash so that the Maxide Indemnified Parties do not in any way bear such Losses.

                            (D) If any of the Maxide Indemnified Parties
believes it has incurred or may be likely to incur Losses for which LDIG has an indemnity obligation under this Section 8.2(iii), such Maxide Indemnified Party shall give written notice of such Claim for indemnity under this Section 8.2(iii) in the same manner as any other Claims made under this Section 8, with the following qualifications:

                                   (i) Such Claim is not subject to the
thresholds and the limitations contained in Section 8.3;

                                   (ii) Such Claim is not subject to the claim
procedures set forth in Section 8.4; and

                                   (iii) The amount of such Claim will be
disregarded in determining whether the Threshold requirement of Section 8.3(i) as to other Claims that may be brought by the AEI Indemnified Parties is met.

           8.3 THRESHOLD AND LIMITATIONS. The rights of parties to seek indemnification under this Section 8 are subject to the following limitations:

                  (i) The Indemnified Parties, whether they are claiming under
Section 8.2(i) or Section 8.2(ii), shall be not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Section 8 ("Claims") until the aggregate Losses

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
for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $2,000,000 if the Claims are brought by the AEI Indemnified Parties under Section 8.2(i), or exceed $2,000,000 if the Claims are brought by the LDIG Indemnified Parties under Section 8.2(ii) (in either case, such amount is the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold for either Party, both the AEI Indemnified Parties and the LDIG Indemnified Parties, as the case may be (each such group herein collectively referred to as the "Indemnified Parties"), shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

                  (ii) No Claim may be asserted by either the AEI Indemnified Parties or the LDIG Indemnified Parties unless a Claim Notice with respect to such Claim is given to the Indemnifying Parties no later than 30 days after the expiration of the Survival Period or the Tax Survival Period, as the case may be.

                  (iii) Any and all claims that either the AEI Indemnified Parties or the LDIG Indemnified Parties may have, whether under Section 8.2(i) or Section 8.2(ii) of this Agreement, shall be settled exclusively in accordance with the settlement procedures set forth in Section 8.4, and no such Indemnified Parties shall have the right to receive, or pursue a judgment for, a personal judgment against any of the parties having indemnification obligations under this Section 8.

           8.4 CLAIM SETTLEMENTS. If any of the Indemnified Parties has a Claim for indemnification for the breach of representations and warranties, whether such Claim is asserted under Section 8.2(i) or Section 8.2(ii), the settlement of such Claim must be handled in accordance with this Section 8.4:

                  (i) The Indemnified Party shall give the Claim Notice, as provided in Section 8.5, as soon as is reasonably practicable after discovery of the facts on which the Indemnified Party intends to base a Claim for indemnification pursuant to Section 8. However, such Claim Notice must, in all events, be given no later than 30 days after expiration of the Survival Period or the Tax Survival Period, as the case may be. Irrespective of the date Claim Notices are given, all Claims for which indemnification is sought shall be settled concurrently on a settlement date (the "Settlement Date") selected by the AEI Shareholder Representative on behalf of the AEI Indemnified Parties and LDIG on behalf of the LDIG Indemnified Parties, which date may be no later than 90 days after expiration of the Tax Survival Period, or, if one or more of the Claims is being contested as permitted under Section 8.5, no later than 30 days after the resolution of all contested Claims.

                  (ii) All Claims timely asserted, whether brought under Section 8.2(i) or Section 8.2(ii), shall be settled concurrently on the Settlement Date.

                  (iii) If an Indemnified Party is obligated to incur any out of pocket expenses associated with any Claim as to which such Indemnified Party gives a Claim Notice within the time period permitted by Section 8.4(ii), although the settlement of such Claim shall be deferred until the Settlement Date, the Indemnified Party shall be entitled, as an additional element of its Claim, to

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
interest on the expenses incurred at the rate of 8% per annum, until such Claim is settled. All references in this Section 8.4 to Claims shall be understood to include such interest accrual.

                  (iv) If the AEI Indemnified Parties bring a Claim under
Section 8.2(i), such Claim shall be satisfied, on the Settlement Date, as follows:

                            (A) First, by offsetting against the Claim the
amount, if any, of Claims that the LDIG Indemnifying Parties have against the AEI Indemnified Parties under Section 8.2(ii), whether or not such Claims meet the Threshold; and

                            (B) Thereafter, to the extent that the AEI
Indemnified Parties have a residual unsatisfied claim against the LDIG Indemnifying Parties (the "AEI Residual Claim"), by issuing to the Remaining AEI Shareholders additional shares of Maxide Common Stock, so that the ratio of the number of shares of Maxide Common Stock issued to the Remaining AEI Shareholders under this Agreement to the number of such shares issued to LDIG equals the ratio of (I) $109.10 million to (II) $141.34 million reduced by the amount of the AEI Residual Claim; provided that, to the extent that the issuance of shares pursuant to this Section 8.4(iii)(B) would result in LDIG owning less than 50.1% of the outstanding shares of Maxide Common Stock, such Remaining AEI Shareholders will be issued shares of an authorized class of stock having the same rights as the Maxide Common Stock other than voting rights.

                  (v) If the LDIG Indemnified Parties bring a Claim under
Section 8.2(ii), such Claim shall be satisfied, on the Settlement Date, as follows:

                            (A) First, by offsetting against the Claim the
amount, if any, of the Claims that the AEI Indemnifying Parties have against the LDIG Indemnified Parties under Section 8.2(i), whether or not such Claims meet the Threshold; and

                            (B) Thereafter, to the extent that the LDIG
Indemnified Parties have a residual unsatisfied claim against the AEI Indemnifying Parties (the "LDIG Residual Claim"), by issuing to LDIG additional shares of Maxide Common Stock, so that the ratio of the number of shares issued to LDIG under this Agreement to the number of such shares issued to the Remaining AEI Shareholders equals the ratio of (I) $141.34 million, to (II) $109.10 million reduced by the amount of the LDIG Residual Claim.

                  (vi) If, after the Effective Date, but before the Settlement Date, Maxide issues additional shares of its capital stock, Maxide's Board of Directors may, at its discretion, grant to the recipients of such capital stock anti-dilution protection to protect such recipients from dilution of their equity interest in Maxide as a result of the issuance of additional shares of Maxide Common Stock pursuant to either Section 8.4(iv) or Section 8.4(v).

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
           8.5 PROCEDURE FOR INDEMNIFICATION.

                  (i) An Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Section 8 to the LDIG Indemnifying Parties or the AEI Indemnifying Parties, as appropriate (each an "Indemnifying Party") reasonably promptly after the assertion against an Indemnified Party of any claim by a third party (a "Third Party Claim") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Indemnified Party intends to base a Claim for indemnification pursuant to Section 8; provided, however, that, subject to
Section 8.4(i), the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and the basis for the determination of the amount which the Indemnified Party intends to recover. If the Indemnified Party is any of the AEI Indemnified Parties, once either the AEI Shareholder Representative or the Remaining AEI Shareholders have given LDIG notice of a Claim under this
Section 8.5, thereafter the AEI Shareholder Representative shall, subject to
Section 8.5(iii), make all decisions regarding the settlement or resolution of such Claim by and on behalf of the Indemnified Party, and the Indemnifying Party may rely conclusively upon the power and authority of the AEI Shareholder Representative to receive notices with respect to, and to take actions binding upon, the Remaining AEI Shareholders as an Indemnified Party. For purposes of providing notice to the Remaining AEI Shareholders when such persons are Indemnifying Parties under Section 8.2(ii), notice to the AEI Shareholder Representative shall be sufficient.

                  (ii) If, within 30 days of the receipt by the Indemnifying Party of a Claim Notice, the Indemnifying Party contests in writing to the Indemnified Party that Losses identified in such Claim Notice constitute disputed Claims (the "Contest Notice"), then the Indemnified Party and the Indemnifying Party, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period, the Indemnified Party shall, subject to the other terms of this Section 8, be obligated to settle the amount of the Losses related to such Claim or the uncontested portion thereof in accordance with the provisions of Section 8.4. The Indemnifying Party shall not object to any Claim unless (A) it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein or (B) it lacks sufficient information to assess the validity or amount of the Claim. If the Indemnifying Party objects to a Claim on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any additional information reasonably necessary for it to assess such Claim and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the Indemnifying Party shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. If the Indemnified Party and the Indemnifying Party are unable to reach agreement with respect to any contested Claims within 45 days of the delivery of the Contest Notice, the matter shall be settled by binding arbitration

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
in Los Angeles, California as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Indemnifying Party and the Indemnified Party shall each designate one arbitrator within 15 days after the termination of such 45-day period. The Indemnifying Party and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 70 days of delivery of the Contest Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnifying Party or the Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid by the non-prevailing party, or as determined by the arbitrators if neither party is fully prevailing. The Indemnifying Party and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Indemnifying Party and the Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Indemnifying Party, and the Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

                  (iii) (A) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Party's sole expense, in which case the provisions of Section 8.5(iii)(B) shall govern; provided, however, that, notwithstanding the foregoing, Maxide may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of Maxide, in which case the provisions of
Section 8.5(iv)(B) hereof shall govern.

                            (B) The Indemnifying Party (or Maxide, as the case
may be) shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Indemnifying Party (or Maxide) shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party (or Maxide) shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (I) the settlement provides an unconditional release and discharge of the Indemnified Party, and the Indemnified Party is reasonably satisfied with such discharge and release and (II) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate

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with the Indemnifying Party (or Maxide) and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

                  (iv) (A) If (I) the Indemnifying Party does not give written notice to the Indemnified Party pursuant to Section 8.5(ii)(A) within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the Indemnifying Party's election to assume the defense or handling of such Third Party Claim or (II) Maxide does not elect to assume the defense or handling of the Third Party Claim pursuant to Section 8.5(iii)(B), the provisions of Section 8.5(iv)(B) shall govern.

                            (B) The Indemnified Party may, at the Indemnifying
Party's expense (which shall be paid from time to time by the Indemnifying Party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

           8.6 REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided in this Section 8.6, the indemnification provisions of this Section 8 are the sole and exclusive remedy of any Party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the Parties.

           8.7 ISSUANCE OF ADDITIONAL SHARES OF MAXIDE COMMON STOCK. By executing this Agreement, each of the Parties consents to the issuance, if necessary, of additional shares of Maxide Common Stock under this Section 8, and agrees to take, or cause to be taken, all such board and stockholder action as may be necessary to authorize the issuance of such shares of Maxide Common Stock. Such shares of Maxide Common Stock, when issued, will be duly and validly issued and outstanding, fully paid and nonassessable and will not have been issued in violation of, or subject to, any preemptive rights.

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                            SECTION 9. MISCELLANEOUS

           9.1 NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder will be in writing and will be deemed to have been duly given if delivered in Person or by United States certified or registered mail, postage prepaid, return receipt requested, addressed to the Parties, their permitted successors in interest or assignees, or sent by overnight courier or telecopier (with acknowledgment received):

To Maxide, DMX or LDIG at:         c/o Liberty Media Corporation
                                   9197 South Peoria Street
                                   Englewood, Colorado  80112
                                   Attention: David Koff
                                   Telecopy: (720) 875-5448

with a copy to:                    DMX Music, Inc.
                                   11400 West Olympic Boulevard, Suite 1100
                                   Los Angeles, California 90064
                                   Attention: Lon Troxel
                                   Telecopy: (310) 914-0231

and another copy to:               Sherman & Howard L.L.C.
                                   633 Seventeenth Street
                                   Suite 3000
                                   Denver, Colorado  80202
                                   Attention: Steven D. Miller, Esq.
                                   Telecopy:  (303) 298-0940

To AEI or Malone at:               AEI Music Network, Inc.
                                   900 E. Pine Street
                                   Seattle, Washington 98122
                                   Attention: Michael Malone
                                   Telecopy: (206) 328-9686

with a copy to:                    Perkins Coie LLP
                                   1201 Third Avenue, Suite 4800
                                   Seattle, Washington 98101-3099
                                   Attention: George Beal, Esq.
                                   Telecopy:  (206) 583-8500

           Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices and other communications given to a Person in accordance with the provisions of this Section will be deemed to have been received (i) on the date of delivery if delivered by hand or transmitted by telecopier (with

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acknowledgment received), (ii) on the next Business Day after the sending thereof by a reliable overnight courier service, with acknowledgment of receipt or (iii) on the third Business Day after the mailing thereof by certified or registered mail, postage prepaid, return receipt requested, except that any notice of a change of address will be effective only upon actual receipt.

           9.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the Parties will bear the fees and expenses relating to its compliance with the various provisions of this Agreement, and each of the Parties will pay all of its own expenses (including all attorneys' fees and expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparation made for carrying the same into effect.

           9.3 MODIFICATION; WAIVER. This Agreement may be modified by mutual agreement only by a writing signed by each of the Parties, and no provision or condition herein may be waived other than by a writing signed by the Party waiving such provision or condition.

           9.4 HEADINGS. Article and Section headings in this Agreement are for the sole purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof, and such headings will not be considered in interpreting or construing this Agreement.

           9.5 ASSIGNMENT. Neither Maxide, DMX nor any of the Contributing Parties may assign any of its rights under this Agreement or delegate its duties hereunder unless it obtains the prior written consent of the other Parties hereto, which consent may be withheld at any such Party's absolute discretion.

           9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be deemed to be an original, and all of which taken together will constitute one instrument.

           9.7 ADDITIONAL DOCUMENTS. At the Closing and from time to time after the Closing, at any Party's request and without further consideration, any of the other Parties will execute and deliver (or cause to be executed and delivered) such other instruments of conveyance and transfer and will take such other actions as may reasonably be required effectively to carry out the Contribution and Share Exchange and the other transactions contemplated by this Agreement and the Transaction Documents.

           9.8 OTHER. Except as provided in Section 9.12, this Agreement constitutes the entire agreement of the Parties regarding the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement, including, without limitation, the Letter Agreement. This Agreement will be binding upon and inure to the benefit of the Parties and, subject to the limitations set forth in Section 9.5, their respective successors and assigns. The provisions of this Agreement are for the exclusive

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benefit of the Parties and their permitted successors and assigns, and no other
Person is intended to be a third-party beneficiary or to have any rights by virtue of this Agreement.

           9.9 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

           9.10 INTERPRETATION. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The word "day" means a calendar day, and if the last day for the giving of any notice or the taking of any other action is a day that is not a Business Day, the time for giving such notice or taking such action will be deemed extended to the next Business Day.

           9.11 CONFIDENTIALITY. Each party hereby acknowledges and reaffirms their respective obligations under the certain Nondisclosure Agreement between the parties, dated July 5, 2000, the provisions of which shall apply to this Agreement.

           9.12 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

           9.13 MALONE'S EXECUTION AGREEMENT. Malone is executing this Agreement for the sole purpose of evidencing his agreement to be bound by the specific provisions of this Agreement to which he is a Party. His execution does not bind him to perform the duties and obligations of AEI under this Agreement.

           9.14 DELIVERIES TO LDIG. Various sections in this Agreement require the pre- closing delivery of documents to LDIG. AEI will have satisfied such delivery obligations if such documents are delivered to either LDIG or DMX.


                            (SIGNATURE PAGE FOLLOWS)


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           IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        LIBERTY DIGITAL, INC.


                                        By: s/s Mark D. Rozells
                                            ------------------------------------
                                        Name:  Mark D. Rozells
                                        Title: Executive Vice President

                                        DMX MUSIC, INC.


                                        By: s/s Mark D. Rozells
                                            ------------------------------------
                                        Name:  Mark D. Rozells
                                        Title: Executive Vice President

                                        AEI MUSIC NETWORK INC.


                                        By: s/s Michael J. Malone
                                            ------------------------------------
                                        Name:  Michael J. Malone
                                        Title: Chief Executive Officer

                                        MAXIDE ACQUISITION, INC.


                                        By:  s/s Mark D. Rozells
                                            ------------------------------------
                                        Name:  Mark D. Rozells
                                        Title: Executive Vice President




                                        By: s/s Michael J. Malone
                                            ------------------------------------
                                        Michael J. Malone